Exhibit 10.14

REVOLVING CREDIT AGREEMENT

dated as of

[_], 2021 among

FLUENCE ENERGY, LLC,

as the Borrower,

FLUENCE ENERGY, INC.,

as the Parent

THE GUARANTORS PARTY HERETO

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

MORGAN STANLEY SENIOR FUNDING, INC.

BARCLAYS BANK PLC,

and

BOFA SECURITIES, INC.

as Joint Lead Arrangers and Joint Bookrunners

MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agent

Barclays Bank PLC

and

BANK OF AMERICA, N.A.,

as Documentation Agents

TABLE OF CONTENTS

Page

Article 1	DEFINITIONS	1

Article 2	THE CREDITS	54

Article 3	REPRESENTATIONS AND WARRANTIES	84

i

Article 4	CONDITIONS	92

Section 4.01	Effective Date	92
Section 4.02	Each Credit Event	94

Article 5	AFFIRMATIVE COVENANTS	95

Article 6	NEGATIVE COVENANTS	102

Article 7	EVENTS OF DEFAULT	119

Section 7.01	Events of Default	119
Section 7.02	Right to Cure	122
Section 7.03	Application of Proceeds	123

Article 8	THE AGENTS	124

Article 9	GUARANTY	133

Article 10	MISCELLANEOUS	137

SCHEDULE 1.01	Existing Letters of Credit
SCHEDULE 2.01	Commitments
SCHEDULE 3.06	Litigation or Environmental Matters
SCHEDULE 3.10	Taxes
SCHEDULE 3.13	Subsidiaries
SCHEDULE 4.01(b)	Foreign Security Agreements
SCHEDULE 4.01(l)	Foreign Security Filings
SCHEDULE 5.06	Material Agreements
SCHEDULE 6.01	Indebtedness
SCHEDULE 6.02	Permitted Liens
SCHEDULE 6.04(b)(ii)	Existing Investments
SCHEDULE 6.06	Permitted Restrictive Agreements
SCHEDULE 6.07	Transactions with Affiliates

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B-1	Form of Borrowing Request
EXHIBIT B-2	Form of Letter of Credit Request
EXHIBIT C	Form of Interest Election Request
EXHIBIT D	Form of Revolving Note
EXHIBIT E	Form of Guaranty Supplement
EXHIBIT F	Form of Compliance Certificate
EXHIBIT G	Form of Agreed Security Principles
EXHIBIT H-1	U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT H-2	U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT H-3	U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT H-4	U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

v

REVOLVING CREDIT AGREEMENT dated as of [_], 2021 among FLUENCE, ENERGY LLC, a Delaware limited liability company, as the Borrower, FLUENCE ENERGY, INC., a Delaware corporation, as the Parent, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

Article 1
DEFINITIONS

Section 1.01        Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a)  the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted LIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“AES” means The AES Corporation, a Delaware corporation, and its subsidiaries and affiliates, including AES Grid Stability, LLC, a Delaware limited liability company.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning set forth in Section 10.01.

“Agents” means the Administrative Agent, the Arrangers, the Syndication Agent and the Documentation Agents.

“Agreed Currency” means Dollars and any Alternative Currency.

“Agreed Security Principles” has the meaning assigned to such term in Exhibit G.

“Agreement” means this Revolving Credit Agreement, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the LIBO Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 hereof (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.11(b)), then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Alternative Currency” means Pounds Sterling, Euros, Australian Dollars and any additional currencies determined after the Effective Date by mutual agreement of the Borrower, Lenders, Issuing Banks and Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted, able to be converted into Dollars and available in the London interbank deposit market.

“Alternative Currency Payment Office” of the Administrative Agent means, for each Alternative Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by notice to the Borrower and each Lender.

“Ancillary Document” has the meaning set forth in Section 10.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent, the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning set forth in Section 3.15(a)(ii).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any Term Benchmark Loans, ABR Loans, RFR Loans, CBR Loans or the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth under the caption “Applicable Rate” across from the caption “Term Benchmark Loans”, “ABR Loans”, “RFR Loans”, “CBR Loans” or “Commitment Fee” in the table below, as the case may be.

Type	Applicable Rate
Term Benchmark Loans	3.00%
ABR Loans	2.00%
RFR Loans	3.1193%
Commitment Fee	0.55%

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means each of JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Barclays Bank PLC and BofA Securities, Inc., in their respective capacities as lead arranger and bookrunner, and any successors thereto.

“ASR Agreement” has the meaning set forth in Section 6.05(vi).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“AUD Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent to be equal to the rate that results from interpolating on a linear basis between: (a) the AUD Screen Rate for the longest period for which that AUD Screen Rate is available that is shorter than the Impacted AUD Interest Period and (b) the AUD Screen Rate for the shortest period for which that AUD Screen Rate is available that exceeds the Impacted AUD Interest Period, in each case, at such time. If at any time the AUD Interpolated Rate is less than zero, the AUD Interpolated Rate shall be deemed to be zero for purposes of this Agreement.

“AUD Rate” means, with respect to any Term Benchmark Borrowing denominated in Australian Dollars and for any Interest Period, the AUD Screen Rate at approximately 11:00 A.M., Sydney, Australia time, on the first day of such Interest Period; provided, that, if the AUD Screen Rate shall not be available at such time for such Interest Period (an “Impacted AUD Interest Period”), then the AUD Rate shall be the AUD Interpolated Rate.

“AUD Screen Rate” means with respect to any Interest Period:

(1)       the Australian Bank Bill Swap Reference Rate (Bid) administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian Dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the first day of such Interest Period. If the AUD Screen Rate shall be less than zero, the AUD Screen Rate shall be deemed to be zero for purposes of this Agreement; and

(2)       if the rate described in sub-paragraph (1) above is not available, the sum of:

(A)       the Australian Bank Bill Swap Reference Rate administered by ASX Benchmarks Pty Limited (or any other person which takes over the administration of that rate) for the relevant period displayed on page BBSW of the Reuters Screen (or any replacement Reuters page which displays that rate) (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the first day of such Interest Period; and

(B)       0.05 per cent per annum;

(3)       if (i) for any reason that rate is not displayed for a term equivalent to that period; or (ii) the basis on which that rate is displayed is changed or the relevant rate is otherwise unascertainable pursuant to the foregoing provision, and it is not possible to determine the AUD Interpolated Rate, then the AUD Screen Rate will be the rate determined by the Administrative Agent to be the average of the buying rates quoted to the Administrative Agent by three Reference Banks at or about that time on that date; provided, however, that such rate shall not be less than 0%. The buying rates must be for bills of exchange accepted by a leading Australian bank and which have a term equivalent to the period.

“Australia” means the Commonwealth of Australia, including its states and territories (and “Australian” should be construed accordingly).

"Australian Banking Code of Practice" means the Banking Code of Practice published by the Australian Banking Association, as amended, revised or amended and restated from time to time.

"Australian Collateral Agreements" shall mean the security agreements set forth on Schedule 4.01(b) under the heading [*] which agreements shall be granted in accordance with the Agreed Security Principles, in each case as may be amended, restated, supplemented or otherwise modified from time to time, and any other security agreement, pledge agreement or similar document governed by Australian law delivered by any Loan Party in favor of the Administrative Agent.

“Australian Controller” has the meaning given to the term “controller” in section 9 of the Corporations Act.

“Australian Corporations Act” means the Corporations Act 2001 (Cth) (Australia).

“Australian Dollars” and “A$” means lawful money of the Commonwealth of Australia.

“Australian GST” means goods and services tax or similar value added tax levied or imposed in Australia under the Australian GST Act.

“Australian GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

“Australian Loan Party” means a Loan Party that is incorporated in Australia. As of the Effective Date, the Australian Loan Parties shall constitute Fluence Energy Pty Ltd (ACN 627 071 461), an Australian corporation.

“Australian PPS Act” means the Personal Property Securities Act 2009 (Cth) (Australia).

“Australian PPS Law” means (a) the Australian PPS Act, (b) any regulations made under the Australian PPS Act, (c) any legislative instrument made under the Australian PPS Act, (d) any amendment to any of the above, made at any time, or (e) any amendment made at any time to any other legislation as a consequence of an Australian PPS Law referred to in clauses (a) to (d).

“Australian Tax Act” means the Income Tax Assessment Act 1936 (Cth) (Australia) or the Income Tax Assessment Act 1997 (Cth) (Australia), as applicable.

“Australian Tax Consolidated Group” means a Consolidated Group or a MEC Group as defined in the Australian Tax Act.

“Australian Tax Funding Agreement” means any tax funding agreement for Australian tax consolidation purposes.

“Australian Tax Sharing Agreement” means any tax sharing agreement for Australian tax consolidation purposes that satisfies the requirements of section 721-25 of the Australian Tax Act for being a valid tax sharing agreement.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.11.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.11.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency or in the case of an Other Benchmark Rate Election, “Benchmark Replacement” shall mean the alternative set forth in (3) below:

(1)       in the case of any Loan denominated in Dollars, the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)       in the case of any Loan denominated in Dollars, the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)       the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, in the case of clause (3), when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Borrower shall be the term benchmark rate that is used in lieu of a LIBOR-based rate in the relevant other Dollar-denominated syndicated credit facilities; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice,  on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)       for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)       the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)       the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)       for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable and good faith discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable good faith discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable good faith discretion that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)       in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)       in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;

(3)       in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.11(c); or

(4)       in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11(b) and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Fluence Energy, LLC, a Delaware limited liability company.

“Borrower Competitor” means any competitor of the Borrower and/or any of its Subsidiaries.

“Borrowing” means Loans of the same Type and Agreed Currency, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Term Benchmark Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market, (b) when used in connection with Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (c) in relation to Loans denominated in Australian Dollars and in relation to the calculation or computation of BBSY or BBSW, any day (other than a Saturday or a Sunday) on which banks are open for business in Sydney, Australia and (d) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only an RFR Business Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, for the avoidance of doubt, any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

“Captive Insurance Company” means each Subsidiary of the Borrower formed from time to time that engages primarily in the business of insuring risks of the Borrower and its Subsidiaries.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a)                direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof or issued by FNMA, FHLMC or FFCB), in each case maturing within one year from the date of acquisition thereof;

(b)                investments in commercial paper maturing within one (1) year from the date of acquisition thereof and (i) issued by any Lender or bank holding company owning any Lender or (ii) rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s, respectively (in each case, at the time of acquisition);

(c)                investments in certificates of deposit, floating rate certificates of deposit, bankers’ acceptances and time deposits (including eurodollar deposits) maturing within one (1) year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by (i) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $100 million; or (ii) any Lender or bank holding company owning any Lender (in each case, at the time of acquisition);

(d)                fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)                money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5 billion;

(f)                 securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof or by any foreign government, and rated at least “A” by S&P or “A” by Moody’s (in each case, at the time of acquisition);

(g)                securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) above (in each case, at the time of acquisition);

(h)                corporate notes issued by domestic corporations that are rated at least “A” by S&P or “A” by Moody’s, in each case maturing within one year from the date of acquisition;

(i)                 auction rate securities including taxable municipals, taxable auction notes, and money market preferred; provided that the credit quality is consistent with clause (g) of this definition;

(j)                 marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(k)                short term investments similar to the foregoing made by foreign Subsidiaries of the Parent consistent with the Parent’s or the Borrower’s, as applicable, investment guidelines or as approved from time to time by the Parent’s or the Borrower’s, as applicable, board of directors or governing body;

(l)                 money market mutual funds that invest primarily in the foregoing items (determined at the time such investment in such fund is made); and

(m)              such other comparable investments as may be approved by the Administrative Agent from time to time.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (c) any other Alternative Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) 0%; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of SONIA for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest SONIA applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period and (c) any other Alternative Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month (or, in the event the EURIBOR Screen Rate for deposits in the applicable Agreed Currency is not available for such maturity of one month, shall be based on the EURIBOR Interpolated Rate as of such time); provided that if such rate shall be less than 0.00%, such rate shall be deemed to be 0.00%.

“CFC” has the meaning assigned to it in the definition of “Excluded Subsidiary.”

“CFC Holdco” has the meaning assigned to it in the definition of “Excluded Subsidiary.”

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act and the rules of the SEC thereunder) (other than the Permitted Holders), of Equity Interests in each of the Parent and the Borrower (i) representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in each of the Parent and the Borrower and (ii) representing more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in each of the Parent and the Borrower than the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in each of the Parent and the Borrower that are owned, directly or indirectly, beneficially or of record, by the Permitted Holders, or (b) the Parent or any successor thereto in accordance with Section 6.12(d) shall at any time cease to be the sole managing member of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” has the meaning set forth in Section 10.13.

“Citi Supplier Financing Agreement” means that certain Global Paying Services Agreement, dated as of July 22, 2021 between the Borrower and Citibank, N.A., as it may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property and rights of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, provided that Collateral shall not include any Excluded Property.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower or any of its subsidiaries in the ordinary course of business of such Person.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment as of the Effective Date is set forth on Schedule 2.01 opposite such Lender’s name under the caption “Commitment”. The initial aggregate amount of the Lenders’ Commitments as of the Effective Date is $200,000,000.

“Commitment Fee” has the meaning set forth in Section 2.09(a).

“Communications” has the meaning set forth in Section 10.01.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for the Parent and its Subsidiaries for any period, Consolidated Net Income for such period adjusted (i) to exclude (a) gains or losses from disposed, abandoned, transferred, closed or discontinued operations, (b) any gains or losses attributable to business dispositions or asset dispositions other than in the ordinary course of business (as reasonably determined by the Borrower acting in good faith), (c) any extraordinary or non-recurring gains or losses, (d) any non-cash gains, losses, charges or expenses, (e) the cumulative effect of changes in accounting principles, including any changes to Accounting Standards Codification 715 (or any subsequently adopted standards relating to pension and postretirement benefits) adopted by the Financial Accounting Standards Board after the date hereof, (f) Interest Expense, (g) consolidated tax expense or income, (h) all depreciation and amortization expense, including the depreciation of property, plant and equipment, the amortization of intangible assets, deferred financing fees and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, (i) all other non-cash charges, including actuarial gains or losses from pension and postretirement plans, impairment charges and asset write-offs, non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock or other Equity Interests, or non-cash compensation charges, (j) any costs and expenses related to employment of terminated employees or realized in connection with or resulting from stock appreciation or similar rights, stock options, restricted stock or other Equity Interests, (k) any gains or losses attributable to the early extinguishment of Indebtedness, Swap Agreements or other derivative instruments, (l) any currency translation gains and losses, and any realized or unrealized net loss or gain resulting from hedging transactions, (m) any expenses or charges related to any issuance of Equity Interests, Investment, acquisition, Disposition, recapitalization, Restricted Payment, or incurrence or repayment of Indebtedness permitted hereunder or any other Specified Transaction (in each case, whether or not consummated), (n) restructuring losses and expenses and (o) any payments by the Parent to the Permitted Holders under the Tax Receivable Agreement and (ii) to include proceeds received from business interruption insurance. For purposes of this definition, whenever Pro Forma Effect is to be given to any event, the Pro Forma Effect calculations shall be made in good faith by a Financial Officer of the Borrower.

“Consolidated Leverage Ratio” means, for any Measurement Period, the ratio of (a) Net Debt for Borrowed Money of the Parent (excluding Indebtedness attributable to the Parent Convertible Notes) and its Subsidiaries as of the end of such period to (b) Consolidated EBITDA of the Parent and its Subsidiaries for such period.

“Consolidated Net Income” means, for the Parent and its Subsidiaries for any period, the net income of the Parent and its Subsidiaries, determined on a consolidated basis for such period in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Account Agreement” means any tri-party agreement by and among a U.S. Loan Party, the Administrative Agent and a depositary bank or securities intermediary at which such U.S. Loan Party maintains a Controlled Account, in each case in form and substance reasonably satisfactory to the Administrative Agent and which shall provide that, upon the occurrence and during the continuance of any Event of Default, the Administrative Agent can cause the applicable depositary bank or securities intermediary to honor the instructions of the Administrative Agent with respect to any such Controlled Account on terms set forth therein.

“Controlled Account” has the meaning set forth in Section 5.12.

“Corresponding Debt” has the meaning assigned to such term in Section 10.20(b).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)                 a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)               a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)             a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 10.18.

“Cure Amount” has the meaning specified in Section 7.02(a).

“Cure Expiration Date” has the meaning specified in Section 7.02(a).

“Cure Right” has the meaning specified in Section 7.02(a).

“Cure Quarter” has the meaning specified in Section 7.02(e).

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), for any RFR Loan denominated in Sterling, an interest rate per annum equal to the greater of (a) SONIA for the day that is five Business Days prior to (A) if such RFR Interest Day is a Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not a Business Day, the Business Day immediately preceding such RFR Interest Day and (b) 0.00%. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

[“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a) purchases by way of assignment or transfer;

(b) enters into any sub-participation in respect of; or

(c) enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.]

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Deemed LC Issuance” has the meaning set forth in Section 2.19(l).

“Deemed LC Request” has the meaning set forth in Section 2.19(l).

“Deemed LC Termination” has the meaning set forth in Section 2.19(l).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) fund any portion of its participation in Letters of Credit hereunder within two Business Days of the date when due or (iii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower, (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (e) has become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disposition” means, with respect to any property or right, any sale, lease, sale and leaseback, assignment, license, conveyance, transfer or other disposition thereof (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise). “Dispose” and “Disposed of” have meanings correlative thereto.

“Disqualified Lender” means (a) any Person identified in writing by name to the Arrangers prior to the Effective Date, (b) any Person that is or becomes a Borrower Competitor, and is designated by name by the Borrower as such in a writing provided to the Administrative Agent after the Effective Date, and (c) any Affiliate of any Person referred to in clauses (a) and (b) above that (i) have been identified to the Administrative Agent by the Borrower in writing from time to time or (ii) otherwise are reasonably identifiable on the basis of their name; provided that no written notice delivered pursuant to clauses (b) and (c) above shall (A) apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in any Loans or entered into a trade for either of the foregoing or (B) become effective until two Business Days after such written notice is delivered to the Administrative Agent.

[“Distributed Amount” means the amount distributed or paid to the Secured Parties or to the Administrative Agent on behalf of the Secured Parties (or any of them) by the person responsible for the distribution of the assets (including any payments) of a Loan Party which is insolvent or otherwise subject to insolvency or similar proceedings.]

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Documentation Agent” means each of Barclays Bank PLC and Bank of America, N.A. in their capacities as documentation agents, and any successors thereto.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion; provided that, in the case of any such amount that is expressed in a currency other than Dollars, to the extent such amount is the subject of a currency hedge arrangement evidenced by a Swap Agreement, the “Dollar Equivalent” of such amount shall be the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with such currency as set forth in such Swap Agreement.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States, excluding (x) any such Subsidiary substantially all of the assets of which consist of Equity Interests in one or more Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code and (y) any such Subsidiary that is owned (directly or indirectly, in whole or in part) by one or more Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code.

“Early Opt-in Election” means, if the then current Benchmark with respect to Dollars is LIBO Rate, the occurrence of:

(1)       a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)       the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBO Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which each of the conditions set forth in Section 4.01 have been satisfied (or waived in accordance with Section 10.02), which date occurred on [_], 2021.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, transportation, storage, treatment, disposal, management, release or threatened release of any Hazardous Material or to health and safety matters (to the extent related to Hazardous Material).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), of the Parent, the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any Environmental Law, including compliance or noncompliance therewith, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Parent, the Borrower or a Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Plan, as to which the PBGC has not waived under subsection .22, .23, .25, .26, .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event; (b) the termination of any Plan under Section 4041(c) of ERISA; (c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (e) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; or a determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (f) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan; (g) the complete or partial withdrawal of the Parent, any Borrower, Subsidiary or any ERISA Affiliate from a Multiemployer Plan which results in the imposition of Withdrawal Liability or the insolvency under Title IV of ERISA of any Multiemployer Plan or (h) a determination that any Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro”, “EUR” and “€” mean the single currency of the Participating Member States.

“EURIBOR Interpolated Rate” means, at any time, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time; provided that, if any EURIBOR Interpolated Rate shall be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”) with respect to Euros then the EURIBOR Rate shall be the EURIBOR Interpolated Rate.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower. If the EURIBOR Screen Rate shall be less than 0.00%, the EURIBOR Screen Rate shall be deemed to be 0.00% for purposes of this Agreement.

“Event of Default” has the meaning set forth in Article 7.

“Excluded Property” means (a) any fee interest in real property having a value of at least $2,500,000 and any leasehold interest in real property, (b) any property that secures Indebtedness permitted to be incurred pursuant to Section 6.01(d) to the extent the documents governing such Indebtedness do not permit any other Lien on such property, (c) motor vehicles, aircraft, boats and other assets subject to a certificate of title to the extent a Lien on such other assets cannot be perfected by filing a UCC-1 financing statement, (d) property the grant of a security interest thereon to secure the Obligations is (1) prohibited by applicable law, rule or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code) or (2) which requires governmental consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received and the Borrower shall be under no obligation to seek such consent), (e) any lease, license or other agreement and any property subject thereto on the Effective Date or on the date of the acquisition of such property (other than any property acquired by a Loan Party subject to any such contract or other agreement to the extent such contract or other agreement was incurred in contemplation of such acquisition) to the extent that a grant of a security interest therein to secure the Obligations would violate or invalidate such lease, license, contract or agreement or create a right of termination in favor of any other party thereto (other than the Borrower, any other Loan Party or any Subsidiary) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (f) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby or require the consent of any Governmental Authority (to the extent such consent has not been obtained; provided that the Borrower shall be under no obligation to seek such consent) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (g) pending United States “intent-to-use” trademark applications for which a verified statement of use or an amendment to allege use has not been filed with and accepted by the United States Patent and Trademark Office, (h) (A) payroll, healthcare and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow, defeasance and redemption accounts, (D) fiduciary or trust accounts, (E) cash collateral accounts encumbered by Liens pursuant to Section 6.02(z) and (F) bank accounts containing an average daily balance not to exceed $2,500,000 in the aggregate for all such accounts for any fiscal month (items (h)(A) through (F) hereof, the “Unrestricted Accounts”); (l) commercial tort claims in an amount not exceeding $2,500,000 individually; (i) assets to the extent a security interest in such assets could reasonably be expected to result in adverse tax consequences as determined in good faith by the Borrower; (j) those assets or Equity Interests as to which the Administrative Agent and the Borrower reasonably agree that the costs or other consequence (including any adverse tax consequence) of obtaining or perfecting such a security interest or perfection thereof are excessive in relation to the value of the security to be afforded thereby and (k) Excluded Securities.

“Excluded Securities” means (a) voting Equity Interests of any CFC or any CFC Holdco (except to the extent such CFC is a Foreign Guarantor) in excess of 65% of the outstanding voting Equity Interests of such Subsidiary, (b) any Equity Interests or Indebtedness to the extent and for so long as the pledge thereof would be prohibited by any applicable law after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (c) any Equity Interests in any person that is not a wholly-owned Subsidiary, (d) any Equity Interests in any Excluded Subsidiary (other than any Excluded Subsidiary as defined in clauses (b), (c), (d), (g) (except to the extent the assumed Indebtedness prohibits the Equity Interests in such Subsidiary from being pledged) and (i) (unless the Equity Interests in such Subsidiary are otherwise excluded pursuant to this definition of “Excluded Securities”) in the definition thereof), (e) any margin stock (as defined in Regulation U and Regulation X of the Board of Governors of the Federal Reserve System) and (f) Equity Interests of the Borrower that are not owned by the Parent.

“Excluded Subsidiary” means (a) each Subsidiary that is not a direct or indirect wholly-owned Subsidiary of the Borrower, (b) each Immaterial Subsidiary, (c) any Subsidiary that is a “controlled foreign corporation” within the meaning of the Code (a “CFC”) except if such CFC is otherwise a Foreign Guarantor hereunder as elected by the Borrower, (d) any Subsidiary substantially all the assets of which consist of Equity Interests (or Equity Interests and Indebtedness) of one or more CFCs (a “CFC Holdco”) or other CFC Holdcos, (e) any Subsidiary of a CFC, (f) any Subsidiary that is prohibited by Law, regulation or contractual obligation existing on the Effective Date or on the date such entity becomes a Subsidiary after the Effective Date (so long as such prohibition did not arise in contemplation of such entity becoming a subsidiary) from providing the Guaranty or that would require a an approval of a Governmental Authority or third party (pursuant to a contractual obligation) consent, approval, license or authorization in order to grant such Guaranty that has not been obtained, (g) any Subsidiary acquired pursuant to a permitted Investment financed with Indebtedness permitted to be assumed pursuant to the Loan Documents and any Subsidiary thereof that Guarantees such Indebtedness, in each case to the extent such Indebtedness prohibits such Subsidiary from becoming a Guarantor, provided that such Indebtedness is not created in contemplation of or in connection with such permitted Investment or such Person becoming a Subsidiary, (h) any Special Purpose Subsidiary, and (i) each Subsidiary as to which the Administrative Agent and the Borrower reasonably agree that the costs or other consequence (including any adverse tax consequence) of obtaining a guaranty therefrom are excessive in relation to the value to be afforded thereby; provided, however, in each case of the foregoing that, if the Borrower has elected to cause a Subsidiary that would otherwise constitute an Excluded Subsidiary to become a Foreign Guarantor hereunder, such Foreign Guarantor shall not be an Excluded Subsidiary; provided, further that any Person that is or that becomes (i) a Foreign Guarantor, shall not, except as a result of any Change in Law that could reasonably be expected to result in adverse tax consequences (as reasonably determined by the Borrower in consultation with the Administrative Agent), at any time thereafter be designated as or deemed an Excluded Subsidiary or (ii) a Guarantor (other than a Foreign Guarantor), shall not, except to the extent such Guarantor, at any time, is determined by the Borrower and notified to the Administrative Agent to be an “Excluded Subsidiary” pursuant to clauses (a), (b), (d), (e) and (i) above or as a result of any Change in Law that could reasonably be expected to result in adverse tax consequences (as reasonably determined by the Borrower in consultation with the Administrative Agent), at any time thereafter be designated as or deemed an Excluded Subsidiary; provided further that, to the extent a Guarantor is determined to be an Excluded Subsidiary pursuant to the proviso set forth immediately above, at the time of such determination, all outstanding Investments which prior thereto were made by a Loan Party in such Subsidiary shall be deemed to have been made in an Excluded Subsidiary for the purposes of Section 6.04.

“Excluded Swap Obligation” with respect to any Guarantor, (a) any Swap Agreement Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Agreement Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Agreement Obligation. If a Swap Agreement Obligation arises under a master agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Agreement Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Issuing Bank, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Parent or the Borrower, as applicable, hereunder, (a) Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that otherwise are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (other than pursuant to an assignment request by Borrower under Section 2.16(b)) or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office or assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a), (c) Taxes attributable to such recipient’s failure to comply with Section 2.14(f), (d) any withholding Taxes imposed under FATCA, (e) any Taxes imposed by Germany solely due to the fact that the Loans are secured by real estate located in Germany (inländischer Grundbesitz) or by German rights subject to the civil code provisions relating to real estate (inländische Rechte, die den Vorschriften des bürgerlichen Rechts über Grundstücke unterliegen)(including any withholding requested by the German tax authorities pursuant to Sec. 50a para. 7 German Income Tax Act) and (f) any Taxes which are imposed solely because the payment is made with respect to a Lender incorporated, having its place of effective management, or acting through a lending office or office, as the case may be, located in a Non-Cooperative Jurisdiction, (g) withholding required on account of the payee receiving a direction under section 255 of the Australian Taxation Act or section 260-5 of Schedule 1 of the Taxation Administration Act 1953 (Cth), (h) Taxes imposed because the payee has not received written notice of that recipient's tax file number or Australian business number or evidence of any exemption that recipient may have from the need to advise its tax file number or Australian business number; and (i) any Indirect Tax (which, for the avoidance of doubt, shall be handled in accordance with clause 2.14(i)).

“Executive Order” has the meaning set forth in Section 3.15(a)(i).

“Existing Letters of Credit” shall mean the letters of credit described in Schedule 1.01.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code or any published intergovernmental agreement and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCA” has the meaning assigned to such term in Section 1.05.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee Letter” means that certain Fee Letter, dated as of [_], 2021, by and among the Borrower and the Administrative Agent.

“Fiduciary Account” means (i) any account maintained in the ordinary course of business by the Parent or any of its Subsidiaries in order to hold, as a fiduciary or on a contractual basis, funds owned by another Person or (ii) any escrow account.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, vice president of finance or corporate controller of the Borrower.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBO Rate, EURIBOR Rate, AUD Rate or Daily Simple RFR, as applicable.

“Foreign Guarantor” means each Subsidiary of the Parent that is organized under the laws of a jurisdiction other than the United States (or any State thereof) and has been designated by the Borrower, in writing to the Administrative Agent, as a “Foreign Guarantor” hereunder. As of the Effective Date, the Foreign Guarantors shall constitute Fluence Energy GmbH, a German corporation, Fluence Energy Pty Ltd. (ACN 627 071 461), an Australian corporation, and Fluence Energy Inc., a Philippine corporation.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Security Agreement” means each of the agreements set forth on Schedule 4.01(b), including the Australian Collateral Agreements or otherwise entered into from time to time by any Foreign Guarantor in accordance with Section 5.01 and the Agreed Securities Principles.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding Obligations with respect to Letters of Credit issued by such Issuing Bank other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America, as set forth in the Accounting Standards Codification of the Financial Accounting Standards Board from time to time.

[“German Security” means any security interest created under the German Security Documents.

“German Security Document” means any Security Document which is governed by German law.]

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder).

“Guarantor” means any Subsidiary (not including an Excluded Subsidiary) of the Parent party hereto or that has executed a guaranty supplement pursuant to Section 5.11 or Section 9.07, the Parent and, other than with respect to its own Obligations, the Borrower.

“Guaranty” means the guaranty and other provisions in Article IX.

“Guaranty Subordinated Debt” has the meaning set forth in Section 9.02(b).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which financials have been delivered pursuant to Section 5.01(a) or (b), have (i) total assets with a value in excess of 5% of the Total Assets, or (ii) revenues representing in excess of 5% of the Total Revenues, for the four fiscal quarters ended as of such date and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended for which financials have been delivered pursuant to Section 5.01(a) or (b), did not have (i) total assets with a value in excess of 10% of the Total Assets, or (ii) revenues representing in excess of 10% of the Total Revenues for the four fiscal quarters ended as of such date. Each Immaterial Subsidiary as of the Effective Date shall be set forth in Schedule 3.13.

“Impacted AUD Interest Period” has the meaning assigned to such term in the definition of “AUD Rate”.

“Impacted EURIBOR Rate Interest Period” has the meaning assigned to such term in the definition of “EURIBOR Rate.”

“Impacted LIBO Rate Interest Period” has the meaning set forth in the definition of “LIBO Rate”.

“Increased Amount Date” has the meaning set forth in Section 2.18.

“Incremental Amount” means $50,000,000.

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services to the extent required to be included as a liability on the balance sheet of such Person at such time in accordance with GAAP (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) any earn-out obligation to the extent such obligation is (or is required to be) listed as a liability on the balance sheet of such Person in accordance with GAAP, has not been paid when due and is not disputed in good faith, (g) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (h) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (other than Liens granted on Equity Interests of an Excluded Subsidiary to secure obligations of such Excluded Subsidiary and its Subsidiaries). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.03(b).

"Indirect Tax" means any goods and services tax (including Australian GST), consumption tax, value added tax or any tax of a similar nature imposed by any Governmental Authority, including any interest, additions to indirect tax and penalties applicable thereto.

“Information” has the meaning set forth in Section 10.12(a).

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated EBITDA to (b) Interest Expense (excluding any Interest Expense attributable to the Parent Convertible Notes) of the Parent and its Subsidiaries for such Period.

“Interest Election Request” has the meaning set forth in Section 2.05(b).

“Interest Expense” means, with reference to any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Parent and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Parent and its Subsidiaries (including all net payments and receipts (if any) under Swap Agreements in respect of interest rates to the extent such net payments and receipts are made in cash in such period and allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Parent and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, (b) with respect to any RFR Loan, (1) the last Business Day of each March, June, September and December; and (2) the Maturity Date and (c) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, with the consent of each Lender, twelve months or less than one month) thereafter, (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency) as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Term Benchmark Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Investment” has the meaning given to such term in Section 6.04.

“IPO” means a bona fide underwritten sale to the public of common stock of the Parent pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of the Parent or any of its Subsidiaries, as the case may be) that is declared effective by the SEC.

“IRS” means the U.S. Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Bank” means, with respect to a particular Letter of Credit, (a) each of JPMorgan Chase Bank N.A., Morgan Stanley Senior Funding, Inc., Bank of America, N.A., Barclays Bank PLC and Citibank, N.A., each in its capacity as the issuer of such Letter of Credit, and its successors in such capacity as provided in Section 2.19(j), (b) such other Lender selected by the Borrower from time to time to issue such Letter of Credit hereunder upon receipt by the Administrative Agent of documentation in form and substance reasonably satisfactory to the Administrative Agent pursuant to which such Lender agrees to assume the rights and obligations of an Issuing bank hereunder (provided that no Lender shall be required to become an Issuing Bank pursuant to this subclause (b) without such Lender’s consent), and/or (c) any Lender selected by the Borrower (with the prior consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned)) to replace a Lender who is a Defaulting Lender at the time of such Lender’s appointment as an Issuing Bank (provided that no Lender shall be required to become an Issuing Bank pursuant to this subclause (c) without such Lender’s consent) or any successor in such capacity as provided in Section 2.19(j). Any Issuing Bank may, in its reasonable discretion, arrange for one or more Letters of Credit (including Existing Letters of Credit) to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate or branch.

“Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

“LC Commitment” means, with respect to any Issuing Bank, the amount set forth on Schedule 2.01 opposite such Issuing Bank’s name under the caption “LC Commitments”.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Sublimit” means the lesser of (a) $200,000,000 and (b) the aggregate unused amount of the Commitments then in effect; provided that no Issuing Bank shall be required to issue Letters of Credit in an aggregate amount outstanding at any time in excess of the LC Commitment of such Issuing Bank.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.

“Letter of Credit” means any letter of credit issued (or deemed to be issued) under and pursuant to this Agreement, including any Existing Letters of Credit. A Letter of Credit may be issued in Dollars or in any Alternative Currency.

“Letter of Credit Request” means a request by the Borrower for a Letter of Credit in accordance with Section 2.19.

“LIBO Interpolated Rate” means, at any time with respect to any Term Benchmark Borrowing denominated in Dollars and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable Agreed Currency) that is shorter than the Impacted LIBO Rate Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for the applicable Agreed Currency) that exceeds the Impacted LIBO Rate Interest Period, in each case, at such time; provided that if any LIBO Interpolated Rate shall be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“LIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBO Rate Interest Period”) with respect to such Agreed Currency, then the LIBO Rate shall be the LIBO Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in Dollars and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, provided that if the LIBO Screen Rate shall be less than 0.00%, such rate shall be deemed 0.00% for the purposes of this Agreement.

“LIBOR” has the meaning assigned to such term in Section 1.05.

“Lien” means, with respect to any asset or right, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset or right (including a “security interest” within the meaning of section 12(1) and section 12(2) of the Australian PPSA, but not section 12(3) unless that security interest in substance secures payment or performance of an obligation), and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset or right.

“Loan Documents” means this Agreement (including any amendment hereto or waiver hereunder), the Notes (if any), any Joinder Agreement, any guaranty supplement delivered pursuant to Section 5.11 hereof, the Security Documents, the Fee Letter and any other agreement, instrument or document executed by one or more Loan Parties after the Effective Date and designated by its terms as a Loan Document.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means (a) in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars, New York City time, and (b) in the case of a Loan, Borrowing or LC Disbursement denominated in an Alternative Currency, local time (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent) and (c) in the case of a Borrowing in Australian Dollars, “Local Time” shall mean Sydney time (daylight or standard, as applicable).

“Material Adverse Effect” means a material adverse effect on (a) the business, property, financial condition or results of operations of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Parent or the Borrower to perform any of its payment obligations under this Agreement or any other Loan Document or (c) the rights of or remedies available to the Agents and the Lenders, taken as a whole, under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than any Indebtedness under the Loan Documents and Letters of Credit hereunder), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent and its Subsidiaries having an outstanding principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the fourth anniversary of the Effective Date.

[“Maximum Amount” means the amount which would, but for any reduction or prohibition of payment or other distribution due to the relationship between any Subordinated Lender and a Loan Party, have been distributed or distributable to the Secured Parties or to the Administrative Agent on behalf of the relevant Secured Parties (or any of them).]

“Maximum ASR Amount” has the meaning set forth in Section 6.05(vi).

“Maximum Rate” has the meaning set forth in Section 10.13.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Parent ended on or prior to such date.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of an Issuing Bank with respect to Letters of Credit issued and outstanding at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or would be an obligation to contribute of) the Parent, the Borrower or a Subsidiary or an ERISA Affiliate, and each such plan for the five- year period immediately following the latest date on which the Parent, the Borrower, or a Subsidiary or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Debt for Borrowed Money” of the Parent and its Subsidiaries means, as of any date of determination, an amount equal to (i) the sum of (a) the outstanding principal amount of all Indebtedness for borrowed money (including reimbursement obligations with respect to any drawn letters of credit) of all such Persons on a consolidated basis, (b) the aggregate amount of all Capital Lease Obligations of all such Persons on a consolidated basis, and (c) to the extent not duplicative with the Indebtedness and obligations specified in clauses (a) and (b) above, all Guarantees of all such Persons on a consolidated basis with respect to outstanding Indebtedness and obligations of the types specified in clauses (a) and (b) above of other Persons minus (ii) all cash and Cash Equivalents (except, for the avoidance of doubt, any Restricted Cash) of the Parent and its Subsidiaries in an aggregate amount not to exceed $75,000,000. For the avoidance of doubt, the amount of Net Debt for Borrowed Money shall be deemed to be zero with respect to any letter of credit, unless and until a drawing is made with respect thereto.

“New Commitments” has the meaning set forth in Section 2.18.

“New Lender” has the meaning set forth in Section 2.18.

“New Loans” has the meaning set forth in Section 2.18.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.02 and (ii) has been approved by the Required Lenders.

“Non-Cooperative Jurisdiction” means a “non-cooperative tax jurisdiction” (nicht kooperatives Steuerhoheitsgebiet) as set out in the German Act to avert tax evasion and unfair tax competition (Gesetz zur Abwehr von Steuervermeidung und unfairem Steuerwettbewerb) and the respective legislative decree (Rechtsverordnung) as amended from time to time.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Parent, the Borrower or one or more Subsidiaries primarily for the benefit of employees of the Parent, the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Note” has the meaning set forth in Section 2.07.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all amounts owing by any Loan Party to the Administrative Agent, any Issuing Bank or any Lender (or, in the case of (x) Specified Cash Management Agreements, any Affiliate of any Lender and (y) Specified Swap Agreements, any Person that was a Lender or an Affiliate of a Lender at the time the relevant Swap Agreement was entered into) pursuant to the terms of this Agreement or any other Loan Document, including any obligation to provide Cash Collateral, or in respect of any Letter of Credit, any Specified Swap Agreement or any Specified Cash Management Agreement (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Parent or any of its Subsidiaries, whether or not allowed in such case or proceeding).

“Other Benchmark Rate Election” means, with respect to any Loan denominated in Dollars, if the then-current Benchmark is the LIBO Rate, the occurrence of:

(a) a request by the Borrower to the Administrative Agent to notify each of the other parties hereto that, at the determination of the Borrower, Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a LIBOR-based rate, a term benchmark rate as a benchmark rate, and

(b) the Administrative Agent, in its sole discretion, and the Borrower jointly elect to trigger a fallback from the LIBO Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Issuing Bank, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Parent or the Borrower, as applicable, hereunder, Taxes imposed as a result of a present or former connection between such Administrative Agent, Issuing Bank, Lender or other recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Administrative Agent, Issuing Bank, Lender or recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary taxes or any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and the other Loan Documents; excluding, however, such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than such Taxes imposed with respect to an assignment that occurs as a result of the Borrower’s request pursuant to Section 2.16(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Term Benchmark borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parallel Debt” has the meaning assigned to such term in Section 10.20(a).

“Parent” means Fluence Energy, Inc., a Delaware corporation.

“Parent Convertible Notes” means senior unsecured convertible notes issued by the Parent which (i) are not guaranteed by or otherwise of recourse to the Borrower or any of its Subsidiaries, (ii) do not mature or require any principal payments prior to the date that is 180 days following the Maturity Date and (iii) contain terms which (x) are customary for similar types of Indebtedness at such time (as reasonably determined by the Parent) and (y) are not more restrictive on the Parent and its Subsidiaries than this Agreement and do not contain any financial maintenance covenants.

“Participant” has the meaning set forth in Section 10.04(c)(i).

“Participant Register” has the meaning set forth in Section 10.04(c)(iii).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Payment” has the meaning specified in Section 8.11(a).

“Payment Notice” has the meaning specified in Section 8.11(b).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and is maintained in whole or in part by the Parent, the Borrower, any Subsidiary or any ERISA Affiliate or with respect to which any of the Parent, the Borrower, any Subsidiary or any ERISA Affiliate has actual or contingent liability.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Parent’s common stock purchased by the Parent in connection with the issuance of the Parent Convertible Notes; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Parent from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Parent from the sale of such Parent Convertible Notes issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Encumbrances” means:

(a)                Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet delinquent or are being contested in compliance with Section 5.04;

(b)                carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, supplier’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being contested in compliance with Section 5.04;

(c)                pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)                deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business and to secure surety and appeal bonds in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(e)                Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f)                 easements, zoning restrictions, rights-of-way, encroachments and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent, the Borrower or any Subsidiary;

(g)                Uniform Commercial Code financing statements filed (or similar filings under applicable law) solely as a precautionary measure in connection with operating leases;

(h)                leases or subleases granted to other Persons and not interfering in any material respect, individually or taken as a whole, with the business of the lessor or sublessor;

(i)                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)                 deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements;

(k)                rights of consignors of goods in goods consigned, whether or not perfected by the filing of a financing statement or other registration, recording or filing;

(l)                 Liens (i) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) in favor of banking institutions encumbering deposits (including the right of set-off);

(m)              any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially detract from the value of the affected property or interfere with the ordinary conduct of the business of Holdings and its Subsidiaries, taken as a whole;

(n)                Liens encumbering reasonable customary initial deposits and margin deposits and Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(o)                Liens given to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of that Person in the ordinary course of its business;

(p)                operating leases of vehicles or equipment which are entered into in the ordinary course of the business; and

(q)                customary restrictions in any license agreement with the Borrower as a licensee, including without limitation, with respect to the sale of Inventory (provided that the Borrower shall give the Administrative Agent prompt notice of the execution of any such license agreement).

“Permitted Holders” means one or more of AES and Siemens.

“Permitted Refinancing” means, with respect to any Indebtedness, any Indebtedness constituting a refinancing or replacement thereof so long as (a) on the date of such refinancing or replacement, no Event of Default shall have occurred and be continuing or would arise therefrom; (b) any such refinancing or replacement Indebtedness shall (i) not have a stated maturity or, other than in the case of a revolving credit facility, a weighted average life to maturity that is shorter than that of the Indebtedness being refinanced or replaced, (ii) if the Indebtedness being refinanced or replaced (or the Liens securing such Indebtedness) is subordinated to the Obligations (or to the Liens securing the Obligations, if applicable) by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be (and be secured by Liens, if applicable) at least as subordinate to the Obligations (or to the Liens securing the Obligations) as the Indebtedness being refinanced or replaced (and unsecured if the refinanced or replaced Indebtedness is unsecured) and (iii) be in a principal amount that does not exceed the principal amount so refinanced or replaced plus, accrued interest, any customary premium or other payment required to be paid in connection with such refinancing or replacement, the amount of customary fees and expenses of the Borrower or any of its Subsidiaries incurred in connection with such refinancing or replacement, and any unutilized commitments thereunder; and (c) the obligors on such refinancing or replacement Indebtedness shall be the obligors on such Indebtedness being refinanced or replaced; provided that any Loan Party shall be permitted to guarantee any such refinancing or replacement Indebtedness of any other Loan Party.

“Permitted Third Party Bank” means any bank or other financial institution, other than the Lenders, with whom any U.S. Loan Party maintains a Controlled Account.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Parent’s common stock sold by the Parent substantially concurrently with any purchase by the Parent of a related Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by the Parent, the Borrower, a Subsidiary or any ERISA Affiliate or to which the Parent, the Borrower, a Subsidiary or an ERISA Affiliate has or would have an obligation to contribute, and each such plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA for the five-year period immediately following the latest date on which the Parent, the Borrower, a Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Platform” has the meaning set forth in Section 10.01.

“Pounds Sterling” and “£” mean the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Office” means the office of the Administrative Agent as set forth in Section 10.01, or such other office or office of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate in writing to Borrower and each Lender.

“Pro Forma Basis” or “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.09.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Purchase Money Indebtedness” means Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital asset to the extent incurred prior to or within 180 days following such acquisition, construction or improvement.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.18.

“Qualified Keepwell Provider” has the meaning assigned to it in Section 9.01(i).

“Reference Banks” shall mean Commonwealth Bank of Australia, Westpac Banking Corporation, National Australia Bank or Australia and New Zealand Banking Group Limited or such other bank or financial institution agreed in writing by the Administrative Agent and the Borrower from time to time that actively trades or lends Australian Dollars.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then 11:00 a.m. (London time) on the day that is four Business Days prior to such setting, (4) if such Benchmark is AUD Rate, 11:00 a.m. Sydney, Australia time two Business Days preceding the date of such setting or (5) if such Benchmark is not the LIBO Rate, the EURIBOR Rate, AUD Rate or SONIA, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 10.04(b).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the LIBO Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the AUD Rate and (iv) with respect to any Borrowing denominated in Sterling, Daily Simple RFR.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the LIBO Screen Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate and (iii) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the AUD Screen Rate, as applicable.

“Required Lenders” means, at any time, Lenders (a) having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments of all Lenders at such time, or (b) at any time after the Commitments of all Lenders shall have been terminated, holding more than 50% of the total Revolving Credit Exposures at such time; provided that, for purposes of this definition of “Required Lenders”, a Lender and its Affiliates shall be deemed to be one Lender. The Revolving Credit Exposure and Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any of the president, the chief executive officer or any Financial Officer of the applicable Loan Party, or any other Person designated by any such Loan Party in writing to the Administrative Agent from time to time, acting singly.

“Restricted Cash” means, at any time, the cash and Cash Equivalents of the Borrower to the extent (a) classified (or required to be classified) as restricted cash or restricted cash equivalents on the balance sheet of the Borrower in accordance with GAAP or (b) such cash or Cash Equivalents are subject to any Lien (other than (x) Liens in favor of the Secured Parties pursuant to the Security Documents and (y) Liens permitted pursuant to clauses (a), (b), (e), (l)(i) and (l)(iii) of Permitted Encumbrances and under Section 6.02(l)).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary of the Parent, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interest. For the avoidance of doubt, the receipt or acceptance by the Borrower or any Subsidiary of the return of Equity Interests issued by the Borrower or any Subsidiary to the seller of a Person, business or division as consideration for the purchase of such Person, business or division, which return is in settlement of indemnification claims owed by such seller in connection with such acquisition, shall not be deemed to be a Restricted Payment.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revaluation Date” shall mean (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan, (ii) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement, and (iii) with respect to any RFR Loan, each Interest Payment Date; (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month, (iii) the date of any  extension of such Letter of Credit, (iv) the date of any amendment of such letter of Credit that has the effect of increasing the face amount thereof and (v) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency; (c) for purposes of calculating the Commitment Fee, the last day of any fiscal quarter; and (d) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“RFR” means, for any RFR Loan denominated in Sterling, SONIA.

“RFR Administrator” means the SONIA Administrator.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any country-wide or territory-wide Sanctions (and, as of the Effective Date, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or any other applicable sanctions authority in which the Borrower and its Subsidiaries operate, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other applicable sanctions authority in which the Borrower and its Subsidiaries operate.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Security Agreement” means the Security Agreement, dated on or about the Effective Date, between the Borrower, the Parent, [_] and the Administrative Agent for the benefit of the Secured Parties, as amended, supplemented or otherwise modified from time to time, including by each joinder agreement thereto.

“Security Documents” means the collective reference to the Security Agreement, Foreign Security Agreements, the Control Account Agreements and all other security documents hereafter delivered to the Administrative Agent by a Loan Party granting or perfecting a Lien on any property or right of any person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Shareholder Loan Agreement” means, collectively, (i) the Promissory Note, dated August 11, 2021, issued by the Borrower to Siemens Industry, Inc. and (ii) the Promissory Note, dated August 11, 2021, issued by the Borrower to AES Grig Stability, LLC.

[“Shortfall Amount” means the amount by which the Maximum Amount exceeds the Distributed Amount.]

“Siemens” refers to Siemens AG, a company incorporated under the laws of Germany, and its subsidiaries and affiliates, including Siemens Industry, Inc., a Delaware corporation.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, with respect to the Parent and its Subsidiaries on a particular date, that on such date (a) the fair value of the assets of the Parent and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Parent and its Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of the Parent and its Subsidiaries, on a consolidated basis, is not less than the total amount of liabilities, including contingent liabilities, of the Parent and its Subsidiaries, on a consolidated basis, (c) the Parent and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business, (d) the Parent and its Subsidiaries on a consolidated basis have, and will have, adequate capital with which to conduct the business they are presently conducting and reasonably anticipate conducting and (e) with respect to any Australian Loan Party, it is solvent (within the meaning of section 95A of the Australian Corporations Act) and able to pay its debts as and when they fall due). The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5 (ASC 450)).

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Special Purpose Subsidiary” means (a) any not-for-profit Subsidiary and (b) any Captive Insurance Company.

“Specified Cash Management Agreement” means any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Guarantor and any Lender or affiliate thereof, which is in effect as of the Effective Date or which has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery by the Borrower or such Guarantor, as a “Specified Cash Management Agreement”.

“Specified Swap Agreement” means any Swap Agreement in respect of interest rates or currency exchange rates entered into by the Borrower or any Guarantor and any Person that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into; provided that such Swap Agreement is entered into to hedge or mitigate risks, and not for speculative purposes, in the ordinary course of the Borrower or such Guarantor’s business or in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or such Guarantor.

“Specified Transaction” means (a) any incurrence or repayment of Indebtedness of the Borrower or a Subsidiary, (b) any Investment that results in a Person becoming a Subsidiary, (c) any Disposition, (d) the establishment, acquisition or creation of any new joint venture of the Borrower or any Subsidiary, (e) any issuance of Equity Interests, and (f) any acquisition or Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or of all or substantially all of the assets of a Person.

“Standby Letter of Credit” means any Letter of Credit other than any Commercial Letter of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate or Adjusted EURIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” mean the lawful currency of the United Kingdom.

[“Subordinated Lender” means any Lender which has a relationship with a Loan Party which leads to a reduction or prohibition of payment (including payments in form of an insolvency quota) or other distribution (including the proceeds from the enforcement of any Collateral) by that Loan Party (including any administrator or insolvency administrator) to that Lender, including, without limitation, by reason of that Lender:

(i) being a Subsidiary of the Parent or an Affiliate thereof; or

(ii) having acquired (directly or indirectly) any Commitment, participation in any Loan and/or any other participation rights (including by way of sub-participation) in any of the Loans and/or any other rights and obligations under the Loan Documents from a Subsidiary of the Parent or an Affiliate thereof in accordance with Section 10.04 or otherwise.]

“Subsidiary” means, unless otherwise specified, any subsidiary of the Parent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by GAAP to be consolidated in the consolidated financial statements of the parent.

“Supplier Financing Excess Amount” has the meaning assigned to it in Section 6.01(k).

“Supported QFC” has the meaning assigned to it in Section 10.18.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or its Subsidiaries shall be a Swap Agreement.

“Swap Obligation” has the meaning assigned to it in Section 9.01(i).

“Syndication Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as syndication agent, and any successor thereto.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of [_], among the Parent, the Borrower and the other parties thereto, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, goods and services tax including Indirect Tax, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate, the Adjusted EURIBOR Rate or the AUD Rate.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable (and, for the avoidance of doubt, not in the case of an Other Benchmark Rate Election), has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.11(b) that is not Term SOFR.

“Total Assets” means, as of any date of determination, the total assets of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Parent delivered pursuant to Section 5.01(a) or (b).

“Total Liquidity” means, at any time, the sum of (a) all cash and Cash Equivalents (except, for the avoidance of doubt, any Restricted Cash) held by (i) the U.S. Loan Parties, other than cash and Cash Equivalents held in a Controlled Account of a U.S. Loan Party which is not subject to a Control Account Agreement following the date that is ninety (90) days after (x) the Effective Date or (y) (in the case of a Controlled Account opened with a Lender after the Effective Date) the date such account is opened, and (ii) the Foreign Guarantors to the extent that such cash and Cash Equivalents are held in a deposit, securities or other account which is subject to an enforceable Lien of the Administrative Agent pursuant to the Security Documents under which it may cause the applicable depositary bank or other relevant institution to honor its instructions upon enforcement of such Lien under applicable law, in each case at such time and (b) the aggregate unused amount of the Commitments then in effect and which are then available to be drawn under this Agreement.

“Total Revenues” means, as of any date of determination, the gross revenues of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent income statement of the Parent delivered pursuant to Section 5.01(a) or (b).

“Transactions” means the execution, delivery and performance by the Loan Parties of each Loan Document to which it is a party, the borrowing of Loans and the issuance of Letters of Credit hereunder, the use of the proceeds thereof, consummation of the IPO and the use of the proceeds thereof, and the payment of fees and expenses relating to each of the foregoing.

“Trigger Date” means the first date to occur following the later of (1) the last day of a fiscal quarter for which Consolidated EBITDA of Parent and its Subsidiaries, calculated for the four consecutive fiscal quarter period ended on such day, is not less than $150,000,000 and (2) the date on which the Borrower shall have provided an irrevocable notice to the Administrative Agent informing the Administrative Agent of the event described in clause (1) above and including a reasonable calculation of such Consolidated EBITDA.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Adjusted EURIBOR Rate, the AUD Rate, the Daily Simple RFR or the Alternate Base Rate.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unrestricted Account” has the meaning set forth in the definition of “Excluded Property”.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“U.S. Loan Party” means any Loan Party organized or existing under the laws of the United States of America, any State of the United States or the District of Columbia or any territory thereto.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 10.18.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02        Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”).

Section 1.03        Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.04        Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, all financial covenants contained herein shall be calculated (1) without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (ASC 825) (or any similar accounting principle) permitting or requiring a Person to value its financial liabilities or Indebtedness at the fair value thereof, (2) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (3) all leases and obligations under any leases of any Person that are or would be characterized as operating leases and/or operating lease obligations in accordance with GAAP on December 14, 2018 (whether or not such operating leases and/or operating lease obligations were in effect on such date) shall continue to be accounted for as operating leases and/or operating lease obligations (and not as Capital Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as Capital Lease Obligations. Prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b) on or after the Effective Date, any reference in this Agreement to the financial statements delivered pursuant to Section 5.01(a) or (b) or similar reference to the same effect shall be deemed to refer to the most recently delivered financial statements.

Section 1.05        Interest Rates; LIBOR Notification. The interest rate on a Loan denominated in dollars or an Alternative Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of all seven euro LIBOR settings, all seven Swiss Franc LIBOR settings, the spot next, 1-week, 2-month and 12-month Japanese Yen LIBOR settings, the overnight, 1-week, 2-month and 12-month British Pound Sterling LIBOR settings, and the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; immediately after December 31, 2021, the 1-month, 3-month and 6-month Japanese Yen LIBOR settings and the 1-month, 3-month and 6-month British Pound Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this Agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, Section 2.11(b) and (c) provide a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.11(b), of any change to the reference rate upon which the interest rate on Term Benchmark Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to the Daily Simple RFR, LIBOR or other rates in the definition of “LIBO Rate” (or “EURIBOR Rate” or “AUD Rate”) or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.11(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.11(b)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Daily Simple RFR, the LIBO Rate (or the EURIBOR Rate or AUD Rate, as applicable) or have the same volume or liquidity as did the London interbank offered rate (or the euro interbank offered rate or the Tokyo interbank offered rate, as applicable) prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any Daily Simple RFR, any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any RFR, Daily Simple RFR or the Term Benchmark Rate, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06        Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.07        Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit agreement related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is available to be drawn at such time.

Section 1.08        Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Term Benchmark Borrowings or Letter of Credit extensions denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(b)               Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

Section 1.09        Certain Calculations and Tests.

(a)               Notwithstanding anything to the contrary herein, the Consolidated Leverage Ratio and the Interest Coverage Ratio (and the component definitions thereof) shall be calculated in the manner prescribed by this Section 1.09; provided that, notwithstanding anything to the contrary in subsections (b) or (c) of this Section 1.09, when calculating the Consolidated Leverage Ratio and the Interest Coverage Ratio (and the component definitions thereof), as applicable, for purposes of determining actual compliance (and not Pro Forma compliance or compliance on a Pro Forma Basis) with any financial covenant pursuant to Section 6.10, the events described in this Section 1.09 that occurred subsequent to the end of the applicable Measurement Period shall not be given Pro Forma Effect.

(b)               For purposes of calculating the Consolidated Leverage Ratio and the Interest Coverage Ratio (and the component definitions thereof), Specified Transactions that have been consummated (i) during the applicable Measurement Period or (ii) subsequent to such Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made in each case shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Measurement Period. If, since the beginning of any applicable Measurement Period, any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries since the beginning of such Measurement Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.09, then the Consolidated Leverage Ratio and the Interest Coverage Ratio (and the component definitions thereof) shall be calculated to give Pro Forma Effect thereto in accordance with this Section 1.09.

(c)               In the event that the Borrower or any Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, prepayment, retirement, exchange, extinguishment or satisfaction and discharge) any Indebtedness included in the calculations of the Consolidated Leverage Ratio and the Interest Coverage Ratio (and the component definitions thereof), as the case may be (in each case, other than Indebtedness incurred or repaid under this Agreement), (i) during the applicable Measurement Period and/or (ii) subsequent to the end of the applicable Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Leverage Ratio and the Interest Coverage Ratio (and the component definitions thereof) shall be calculated giving Pro Forma Effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on (A) the last day of the applicable Measurement Period in the case of the Consolidated Leverage Ratio and (B) the first day of the applicable Measurement Period in the case of the Interest Coverage Ratio. If any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness); provided that, in the case of repayment of any Indebtedness, to the extent actual interest related thereto was included during all or any portion of the applicable Measurement Period, the actual interest may be used for the applicable portion of such Measurement Period. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower may designate.

(d)               Notwithstanding anything to the contrary herein, unless the Borrower otherwise notifies the Administrative Agent, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence.

(e)               For the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, the earnings of such Person or business shall not be excluded from the calculation of Consolidated EBITDA until such Disposition shall have been consummated.

Section 1.10        Australian Terms.

(a)               Without limiting Section 8.08, in relation to Security Documents that are governed by the laws of Australia, each present and future Secured Party appoints and authorizes the Administrative Agent (in its capacity as “collateral agent”) to hold each such Security Document as security trustee on its behalf.

(b)               The parties agree that the Australian Banking Code of Practice does not apply to the Loan Documents and the transactions under them.

Article 2

THE CREDITS

Section 2.01        Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans in Dollars or in one or more Alternative Currencies to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) the Dollar Equivalent of such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the Dollar Equivalents of the total Revolving Credit Exposures of all Lenders exceeding the total Commitments of all Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.02        Loans and Borrowings.

(a)               Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders in accordance with their respective Applicable Percentages. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)               Subject to Section 2.11, each Borrowing shall be comprised (A) in the case of Borrowings in Dollars, entirely of ABR Loans or Term Benchmark Loans and (B) in the case of Borrowings in any other Agreed Currency, entirely of Term Benchmark Loans or RFR Loans, as applicable, in each case of the same Agreed Currency, as the Borrower may request in accordance herewith. Each Lender at its option may make any Term Benchmark Loan or RFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)               At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $1,000,000 and not less than the Dollar Equivalent of $1,000,000. At the time that each ABR Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $1,000,000 and not less than the Dollar Equivalent of $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.19(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen Term Benchmark Borrowings or RFR Borrowings outstanding.

(d)               Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03        Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or telecopy (i) in the case of a Term Benchmark Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing, (ii) in the case of an RFR Borrowing denominated in Sterling, not later than 11:00a.m., New York City time, five Business Days before the date of the proposed Borrowing or (iii) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B-1 attached hereto and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)               the Agreed Currency and aggregate amount of the requested Borrowing;

(ii)              the date of such Borrowing, which shall be a Business Day;

(iii)             whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing;

(iv)             in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)             the location and number of the account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the currency of a Borrowing is specified, then the requested Revolving Borrowing shall be made in Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Except as otherwise provided herein, a Borrowing Notice for a Term Benchmark Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith. As soon as practicable after 10:00 a.m., New York City time, on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Term Benchmark Borrowing for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

Section 2.04        Funding of Borrowings.

(a)               Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.19(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)               Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05        Interest Elections.

(a)               Each Borrowing initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated among the Lenders holding the Loans comprising such Borrowing in accordance with their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)               To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written request (an “Interest Election Request”) in substantially the form of Exhibit C attached hereto and signed by the Borrower.

(c)               Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)              The Agreed Currency and principal amount of the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)              the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            whether the resulting Borrowing is to be an ABR Borrowing (in the case of Borrowings denominated in Dollars) or a Term Benchmark Borrowing; and

(iv)            if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)               Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing. Except as otherwise provided herein, an Interest Election Request for conversion to, or continuation of, any Term Benchmark Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

(e)               If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Revolving Borrowing in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing at the end of such Interest Period. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing in an Alternative Currency prior to the end of the Interest Period therefor, then, unless such Term Benchmark Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such Term Benchmark Borrowing shall automatically be continued as a Term Benchmark Borrowing in its original Agreed Currency with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, (x) each Term Benchmark Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (y) each Term Benchmark Borrowing denominated in an Alternative Currency shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate for Term Benchmark Loans; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall either be (A) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the Interest Period, as applicable, therefor or (B) prepaid at the end of the applicable Interest Period, as applicable, in full; provided that if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (A) above.

Section 2.06         Termination and Reduction of Commitments.

(a)               Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)               The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the sum of the Dollar Equivalents of the Revolving Credit Exposures would exceed the total Commitments.

(c)               The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be applied to the Lenders in accordance with their respective Applicable Percentages.

Section 2.07         Repayment of Loans; Evidence of Debt.

(a)               The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)               Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)               The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof, the currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)               The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)               Any Lender may request that Loans made by it be evidenced by a promissory note (each such promissory note being called a “Note” and all such promissory notes being collectively called the “Notes”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in substantially the form of Exhibit D attached hereto. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.08         Prepayment of Loans.

(a)               The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject to the requirements of Section 2.13), subject to prior notice in accordance with paragraph (b) of this Section.

(b)               The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or delivery of written notice) or telecopy of any prepayment hereunder (i)(x) in the case of prepayment of a Term Benchmark Borrowing denominated in Dollars, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (y) in the case of prepayment of a Term Benchmark Borrowing denominated in Euros, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment and (z) in the case of prepayment of an RFR Borrowing denominated in Sterling, not later than 11:00 a.m., New York City time five Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans of the Lenders in accordance with their respective Applicable Percentages. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and any costs incurred as contemplated by Section 2.13.

(c)               The Borrower shall from time to time prepay the Loans to the extent necessary so that the Dollar Equivalent of the aggregate principal amount of all outstanding Loans shall not at any time exceed the Commitments then in effect.

(d)               If at any time, (i) other than as a result of fluctuations in currency exchange rates, the Dollar Equivalent of the Lenders’ aggregate Revolving Credit Exposures (calculated, with respect to any Loans or LC Exposure denominated in an Alternative Currency, as of the most recent Revaluation Date with respect to such Loan or LC Exposure) exceeds the aggregate Commitments then in effect, or (ii) solely as a result of fluctuations in currency exchange rates, the Dollar Equivalent of the Lenders’ aggregate Revolving Credit Exposures (so calculated), as of the most recent Revaluation Date, exceeds one hundred ten percent (110%) of the aggregate Commitments then in effect, the Borrower shall immediately repay Borrowings and cash collateralize LC Exposure in accordance with the procedures set forth in Section 2.17(d) in an aggregate principal amount sufficient to cause the Dollar Equivalent of the Lenders’ aggregate Revolving Credit Exposures (so calculated) to be less than or equal to the aggregate Commitments then in effect.

Section 2.09        Fees.

(a)               The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a commitment fee (the “Commitment Fee”), which shall accrue at the relevant percentage set forth in the row entitled “Commitment Fee” in the definition of “Applicable Rate” on the average daily amount of the unused Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)               The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at 2.75% per annum on the Dollar Equivalent of the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank (but not to exceed 0.20% per annum) on the Dollar Equivalent of the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees and fronting fees shall be payable on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)               The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Fee Letter.

(d)               All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.10        Interest.

(a)               The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)               The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted LIBO Rate, the Adjusted EURIBOR Rate, or the AUD Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)               Each RFR Loan shall bear interest at a rate per annum equal to the applicable Daily Simple RFR plus the Applicable Rate.

(d)               Notwithstanding the foregoing, at all times when an Event of Default listed in paragraph (a) or (b) of Section 7.01 has occurred hereunder and is continuing, all overdue amounts outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)               Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)                Interest computed by reference to the LIBO Rate or the EURIBOR Rate hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Daily Simple RFR with respect to Sterling or the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). Interest computed by reference to the AUD Rate shall be computed on the basis of a year of 365 days. In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate, Adjusted EURIBOR Rate, EURIBOR Rate, AUD Rate, or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.11        Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.11, if:

(i)                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate or the AUD Rate, as applicable (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple RFR or RFR for the applicable Agreed Currency; or

(ii)              the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted LIBO Rate, the LIBO Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate or the AUD Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Daily Simple RFR or RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing shall be ineffective, (B) if any Borrowing Request requests a Term Benchmark Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing and (C) if any Borrowing Request requests a Term Benchmark Borrowing or an RFR Borrowing for the relevant rate above in an Alternative Currency, then such request shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.11(i) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) if such Term Benchmark Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day, (ii) if such Term Benchmark Loan is denominated in any Agreed Currency other than Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate for Term Benchmark Loans; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Agreed Currency other than Dollars shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time or (iii) if such RFR Loan is denominated in any Agreed Currency other than Dollars, then such Loan shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate for RFR Loans; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected RFR Loans denominated in any Agreed Currency other than Dollars, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

(b)               Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.11(b)), if a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)               Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Dollars, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after the occurrence of a Term SOFR Transition Event and may do so in its sole discretion.

(d)               In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e)               The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11(e), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11(e).

(f)                Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR, LIBO Rate, EURIBOR Rate or AUD Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)               Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to ABR Loans or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.11(g), (i) if such Term Benchmark Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day, (ii) if such Term Benchmark Loan is denominated in any Agreed Currency other than Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate for Term Benchmark Loans; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Agreed Currency other than Dollars shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time or (iii) if such RFR Loan is denominated in any Agreed Currency other than Dollars, then such Loan shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate for RFR Loans; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected RFR Loans denominated in any Agreed Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

Section 2.12        Increased Costs.

(a)               If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or Adjusted EURIBOR Rate) or any Issuing Bank;

(ii)              subject the Administrative Agent, any Issuing Bank, any Lender, the London or other applicable offshore interbank market for the applicable Agreed Currency or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense (other than Indemnified Taxes and Excluded Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Bank of making, continuing, converting to or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such additional costs incurred or reduction suffered.

(b)               If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments hereunder or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)               A certificate of a Lender or Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)               Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefore; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive (or has retroactive effect), then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)               Notwithstanding the foregoing, increased costs due to a Change in Law resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III may only be requested by a Lender imposing such increased costs on borrowers similarly situated to the Borrower under syndicated credit facilities comparable to those provided hereunder.

Section 2.13        Break Funding Payments. (a) With respect to Loans that are not RFR Loans, in the event of (i) the payment or prepayment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16 or (v) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Term Benchmark Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or the Adjusted EURIBOR Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable Agreed Currency of a comparable amount and period from other banks in the applicable offshore interbank market for such Agreed Currency. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(b)               With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.16 or (iv) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.14        Taxes.

(a)               Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary (or, where the Indemnified Tax is a Tax imposed by Australia, the applicable Withholding Agent shall pay an additional amount to the Administrative Agent, Issuing Bank or Lender (as the case may be)) so that after making such deduction or withholding for Indemnified Taxes (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section) the Administrative Agent, Issuing Bank or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.

(b)               In addition, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)               The Loan Parties shall jointly and severally indemnify the Administrative Agent, each Issuing Bank and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Issuing Bank or such Lender, as the case may be, or required to be withheld or deducted from any payment to such recipient by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by an Issuing Bank or a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Issuing Bank or a Lender, shall be conclusive absent manifest error.

(d)               Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)               As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                Any Foreign Lender, if it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be required by law or requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as required by law or upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                 executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(ii)              executed originals of IRS Form W-8ECI;

(iii)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable;

(iv)             to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a portfolio interest certificate in compliance with Section 2.14(f)(iii), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate in compliance with Section 2.14(f)(iii) on behalf of such direct or indirect partner or partners; or

(v)               any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made unless, in the Foreign Lender’s reasonable determination, such completion would subject such Foreign Lender to any material cost or expense or would materially prejudice the legal or commercial position of such Foreign Lender.

In addition, any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as required by law or upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding. In addition, each Lender shall deliver such forms (including those forms required pursuant to Section 2.14(g)) promptly upon the obsolescence or invalidity of any form previously delivered by such Lender or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

In addition, the Administrative Agent shall deliver to the Borrower on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter as required by law or upon the reasonable request of the Borrower), an executed original of IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding.

(g)               If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender failed to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Borrower and the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)               If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h), the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                 Indirect Tax.

(i)                 All payments to be made by a Loan Party under or in connection with any Loan Document have been calculated without regard to Indirect Tax. If all or part of any such payment is the consideration for a taxable supply or chargeable without Indirect Tax then, when the Loan Party makes the payment: (a) it must pay to the Administrative Agent, Issuing Bank or Lender (as the case may be) an additional amount equal to that payment (or part) multiplied by the appropriate rate of Indirect Tax; and (b) the Administrative Agent, Issuing Bank or Lender (as the case may be) will promptly provide to the Loan Party a tax invoice complying with the relevant law relating to that Indirect Tax.

(ii)              Where a Loan Document requires a Loan Party to reimburse or indemnify the Administrative Agent, an Issuing Bank or a Lender (as the case may be) for any costs or expenses, that Loan Party shall also at the same time pay and indemnify that Administrative Agent, Issuing Bank or Lender against all Indirect Tax incurred by that Administrative Agent, Issuing Bank or Lender in respect of the costs or expenses save to the extent that that Administrative Agent, Issuing Bank or Lender is entitled to repayment or credit in respect of the Indirect Tax. The Administrative Agent, Issuing Bank or Lender (as the case may be) will promptly provide to the Loan Party a tax invoice complying with the relevant law relating to that Indirect Tax.

(j)                 Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(k)               For purposes of this Section, the term “Lender” includes any Issuing Bank and the term applicable law includes FATCA.

Section 2.15        Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)               (i) Except with respect to principal of and interest on Loans denominated in an Alternative Currency, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.12, 2.13 or 2.14, or otherwise) in Dollars prior to 12:00 noon, Local Time, on the date when due and (ii) all payments with respect to principal and interest on Loans denominated in an Alternative Currency shall be made in such Alternative Currency not later than the Local Time specified by the Administrative Agent on the dates specified herein, in each case, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent (i) in the case of payments denominated in Dollars, at its Principal Office and (ii) in the case of payments denominated in an Alternative Currency, at its Alternative Currency Payment Office for such Alternative Currency; provided that payments pursuant to Sections 2.12, 2.13 or 2.14 and Section 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement, and all other payments hereunder and under each other Loan Document shall be made in Dollars. Notwithstanding the foregoing provisions of this Section, if, after the making of any Loan or LC Disbursement in any Alternative Currency, currency control or exchange regulations are imposed in the country which issues such Alternative Currency with the result that such Alternative Currency no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Alternative Currency, then all payments to be made by the Borrower hereunder in such Alternative Currency shall instead be made when due in a currency that replaced such Alternative Currency or, if no such replacement currency exists, in Dollars in an amount equal to the Dollar Equivalent (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower takes all risks of the imposition of any such currency control or exchange regulations.

(b)               If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall (subject to the provisions of Section 10.21) be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)               Subject to the provisions of Section 10.21, if any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)               Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)               If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), paragraph (d) or (e) of Section 2.19, or paragraph (d) of this Section, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.16        Mitigation Obligations; Replacement of Lenders.

(a)               If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)               If (i) any Lender requests compensation under Section 2.12, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 or (iii) any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees so assigned) or the Borrower (in the case of all other amounts so assigned), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Borrower exercises its rights pursuant to this clause (b) with respect to all Non-Consenting Lenders relating to the applicable amendment, waiver or consent; provided, further, that in the event such Lender shall have received payment of the amount referred to in clause (ii) above, such Lender shall be deemed to have so assigned and delegated all its interests, rights and obligations under this Agreement and the other Loan Documents pursuant to the terms set forth in Exhibit A hereto. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.17        Defaulting Lenders/Subordinated Lender.

(a)               Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                 Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.02.

(ii)              Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17(d); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17(d); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            (A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.09(a) or participation fees pursuant to Section 2.09(b)(i) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided that such Defaulting Lender shall be entitled to receive participation fees pursuant to Section 2.09(b)(i) for any period during which that Lender is a Defaulting Lender only to extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17(d); and (B) with respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)             So long as no Event of Default shall have occurred and be continuing, all or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the Dollar Equivalent of the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)               If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.17(d).

(b)               If the Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their respective Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)               So long as any Lender is a Defaulting Lender, each Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any then existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iv) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.17(d).

(d)               At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)                 The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)              Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.17 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)            Cash Collateral (or the appropriate portion thereof) provided to reduce each Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.17 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and such Issuing Bank that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.17, the Person providing Cash Collateral and such Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

(e)               [Each Subordinated Lender agrees that to the extent and for so long as its Commitment, participation in any Loan or subparticipation or other agreement or arrangement relating to a Commitment, including, without limitation, following a Debt Purchase Transaction, could result in the subordination of claims of any other Lender under the Loans pursuant to any law regarding the subordination of shareholder loans or prejudice or adversely affect the Collateral or guarantee and indemnity pursuant to [●] (or their enforceability) in any way, the relevant Subordinated Lender shall not be a secured or guaranteed party (however described) under and for the purposes of any Loan Document and no amount owing to it under any Loan Document shall be secured by the Security Documents (unless the subordination ceases to apply or subsequently or at the same time applies to the Lenders generally (other than where such subordination of the Lenders generally is caused by a Debt Purchase Transaction by a Subordinated Lender)).]

Section 2.18        Incremental Facility.

(a)               The Borrower may by written notice to the Administrative Agent elect to request prior to the Maturity Date, one or more increases to the existing Commitments (any such increase, the “New Commitments”), in Dollars or an Alternative Currency, by an amount not in excess of the Incremental Amount in the aggregate and not less than $5,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent or such lesser amount that shall constitute the difference between the Incremental Amount and all such New Commitments obtained prior to such date), and integral multiples of $1,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Commitments shall be effective, which shall be a date not less than 5 Business Days after the date on which such notice is delivered to the Administrative Agent (unless otherwise agreed by the Administrative Agent in its sole discretion), (B) the proposed currency denomination and the requested amount of the New Commitment, and (C) the identity of each Lender or other Person that is an eligible assignee under Section 10.04(b), subject to approval thereof by the Administrative Agent in the case of a Person that is not a Lender (such approval not to be unreasonably withheld or delayed) (each, a “New Lender”), to whom the Borrower proposes any portion of such New Commitments be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide a New Commitment; and provided, further that any Lender approached to provide all or a portion of the New Commitments and that does not respond in writing within 5 Business Days of receipt of such offer shall be deemed to have declined. Such New Commitments shall become effective as of such Increased Amount Date; provided that (1) on such Increased Amount Date before or after giving effect to such New Commitments, each of the conditions set forth in Section 4.02 shall be satisfied; (2) the New Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the New Lenders and the Administrative Agent, and each of which shall be recorded in the Register and each New Lender shall be subject to the requirements set forth in Section 2.14; (3) the Borrower shall make any payments required pursuant to Sections 2.12 and 2.13 in connection with the New Commitments; and (4) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(b)               On any Increased Amount Date on which New Commitments are effected, subject to the satisfaction (or waiver by the Required Lenders) of the foregoing terms and conditions, (i) each of the Lenders shall assign to each of the New Lenders, and each of the New Lenders shall purchase from each of the Lenders, at the principal amount thereof (together with accrued interest), such interests in the Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loans will be held by existing Lenders and New Lenders ratably in accordance with their Commitments after giving effect to the addition of such New Commitments to the Commitments, (ii) each New Commitment shall be deemed for all purposes a Commitment and each Loan made thereunder (a “New Loan”) shall be deemed, for all purposes, a Loan and (iii) each New Lender shall become a Lender for all purposes hereunder.

(c)               The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (i) the New Commitments and the New Lenders, and (ii) the respective interests in such Lender’s Loans, in each case subject to the assignments contemplated by this Section 2.18.

(d)               The terms and provisions (including pricing) of the New Loans shall be identical to the existing Loans. Notwithstanding anything in Section 10.02 to the contrary, each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provision of this Section 2.18, including, to the extent the New Commitments are incurred in an Alternative Currency, any amendments to reflect such Alternative Currency hereunder.

Section 2.19        Letters of Credit.

(a)               General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of (and subject to the terms of this Section 2.19, each Issuing Bank shall issue) Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, (i) the Borrower shall not request, and no Issuing Bank shall issue, any Letter of Credit the proceeds of which would be made to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country, region or territory, that at the time of such funding is a Sanctioned Country or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) no Issuing Bank shall have any obligation hereunder to issue any Letter of Credit if the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank now or hereafter in effect applicable to letters of credit generally, (iii) no Issuing Bank shall have any obligation hereunder to issue any Letter of Credit (1) if the aggregate LC Exposure with respect to all Letters of Credit issued by such Issuing Bank would exceed such Issuing Bank’s LC Commitment, (2) denominated in a currency other than Dollars or with respect to each Issuing Bank, any applicable Alternative Currency set forth adjacent to its name on Schedule 2.01, or otherwise consented to by such Issuing Bank or (3) unless it is a Standby Letter of Credit (or, with the consent of such Issuing Bank (in its sole discretion), a Commercial Letter of Credit) and (iv) the Borrower shall not request, and no Issuing Bank shall issue, any Letter of Credit if after giving effect to such issuance of a Letter of Credit, (1) the Dollar Equivalent of any Lender’s Revolving Credit Exposure would exceed such Lender’s Commitment or (2) the sum of the Dollar Equivalents of the total Revolving Credit Exposures of all Lenders would exceed the total Commitments of all Lenders. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.

(b)               Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days in connection with a Letter of Credit denominated in Dollars and five Business Days in connection with a Letter of Credit denominated in a currency other than Dollars) a written Letter of Credit Request in substantially the form of Exhibit B-2 attached hereto and signed by the Borrower requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Dollar Equivalent of the LC Exposure shall not exceed the LC Sublimit, (ii) the sum of the Dollar Equivalents of the total Revolving Credit Exposures shall not exceed the total Commitments, (iii) the Dollar Equivalent of the LC Exposure of the applicable Issuing Bank shall not exceed the LC Sublimit applicable to such Issuing Bank and (iv) the Dollar Equivalent of the Revolving Credit Exposure of the applicable Issuing Bank shall not exceed the Commitment of such Issuing Bank.

(c)               Currency; Expiration Date. Each Letter of Credit shall be denominated in Dollars or any Alternative Currency to the extent provided in Section 2.19(a) above. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit unless otherwise consented to by the applicable Issuing Bank (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that, notwithstanding anything to the contrary in this paragraph (c), a Letter of Credit may expire on a date following the Maturity Date if the Borrower provides Cash Collateral for, “backstops” or replaces such Letter of Credit, in each case, in an amount equal to 103% of the applicable Issuing Bank’s LC Exposure attributable to such Letter of Credit plus any accrued and unpaid interest thereon and pursuant to arrangements (and with “backstop” letter of credit issuers) reasonably acceptable to the applicable Issuing Bank.

(d)               Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit; provided that the Lenders’ participations in a Letter of Credit shall terminate upon giving effect to any Deemed LC Termination in respect of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)               Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the applicable Agreed Currency within one (1) Business Day after the Borrower shall have received notice of such LC Disbursement; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an amount equal to the Dollar Equivalent of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, (x) any LC Disbursement denominated in an Alternative Currency shall automatically be converted to an LC Disbursement denominated in Dollars in an amount equal to the Dollar Equivalent of such LC Disbursement at such time and (y) the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.04 with respect to Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, such Issuing Bank or such Lender or (y) reimburse each LC Disbursement made in such Alternative Currency in Dollars, in an amount equal to the Dollar Equivalent of such LC Disbursement on the date such LC Disbursement is made.

(f)               Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, any Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

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(g)              Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder and, upon receipt of such notice, the Administrative Agent shall promptly notify the Borrower by telephone (confirmed by telecopy) of the same; provided that any failure to give or delay by the Issuing Bank or the Administrative Agent in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)              Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.10(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

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(i)               Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent, any Issuing Bank or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50.0% of the total LC Exposure) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall provide Cash Collateral in an amount equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article 7. Such Cash Collateral shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(j)               Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.09(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k)              Resignation of an Issuing Bank. Any Issuing Bank may resign at any time that such Issuing Bank (or its applicable Affiliate) ceases to hold a Commitment hereunder. The Administrative Agent shall notify the Lenders of any such resignation of any Issuing Bank. After the resignation of an Issuing Bank hereunder, the resigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

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(l)               Deemed Letter of Credit Requests. The Borrower may, from time to time, request (a “Deemed LC Request”) that (i) any undrawn Letter of Credit issued hereunder be deemed to be terminated and issued under a separate letter of credit facility with the applicable Issuing Bank (a “Deemed LC Termination”) or (ii) any undrawn letter of credit issued under a separate letter of credit facility with an Issuing Bank be deemed to be terminated and issued hereunder as a Letter of Credit (a “Deemed LC Issuance”). Any such Deemed LC Request shall identify the applicable Letter of Credit, and the Deemed LC Termination or Deemed LC Issuance specified therein shall, subject to the prior written consent of each of the Administrative Agent and the applicable Issuing Bank (which consent may be withheld in its sole discretion) and, in the case of any Deemed LC Issuance, the satisfaction of the conditions set forth in Section 4.02, be effective upon receipt of such written consent.

Section 2.20        Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which the Administrative Agent could, in accordance with normal banking procedures applicable to arm’s length transactions, purchase the specified currency with such other currency at the Administrative Agent’s Principal Office on the Business Day immediately preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to the Administrative Agent, any Issuing Bank or any Lender hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, such Issuing Bank or such Lender of any sum adjudged to be so due in such other currency, the Administrative Agent, such Issuing Bank or such Lender may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to the Administrative Agent, such Issuing Bank or such Lender in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, such Issuing Bank or such Lender against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to the Administrative Agent, such Issuing Bank or such Lender in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.15(c), the Administrative Agent, such Issuing Bank or such Lender agrees to remit such excess to the Borrower.

Article 3
REPRESENTATIONS AND WARRANTIES

The Parent and the Borrower, as applicable, represent and warrant to the Lenders that:

Section 3.01       Organization; Powers. Each of the Parent and its Subsidiaries is duly organized or formed, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

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Section 3.02        Authorization; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action. Each of the Borrower and the Guarantors has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitute its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03        Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) those approvals, consents, registrations, filings or other actions, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect, (b) except as would not reasonably be expected to have a Material Adverse Effect, will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate any charter, by-laws or other organizational document of the Parent or any of its Subsidiaries, (d) except as would not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument (other than the agreements and instruments referred to in clause (c)) binding upon the Parent or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Parent or any of its Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries (other than Liens arising pursuant to the Security Documents or permitted under Section 6.02).

Section 3.04         Financial Condition; No Material Adverse Change.

(a)              The Borrower has heretofore furnished to the Administrative Agent (i) the Borrower’s consolidated balance sheets and related consolidated statements of operations and comprehensive loss, consolidated statements of changes in members’ (deficit) equity, and consolidated statements of cash flows as of and for the fiscal years ended September 30, 2019 and September 30, 2020, reported on by Ernst & Young LLP, independent public accountants and (ii) its condensed consolidated balance sheets and related condensed consolidated statements of operations and comprehensive loss, condensed consolidated statements of changes in members’ (deficit) equity, and condensed consolidated statements of cash flows as of the end of and for the fiscal quarters ended December 31, 2020, March 31, 2021 and June 30, 2021 and the then elapsed portion of the fiscal year. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

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(b)              Since September 30, 2020, no event, development or circumstance exists or has occurred that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.05        Properties.

(a)               Each of the Parent and its Subsidiaries has good title to, or valid leasehold interests in or rights to use, all its real and tangible personal property material to its business, other than minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or those Liens permitted by Section 6.02, except in each case where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)              Each of the Parent and its Subsidiaries owns, or has the valid right to use, all Intellectual Property material to its business as currently conducted, free and clear of all Liens other than Liens permitted by Section 6.02 except to the extent such failure to own or have the right to use, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and the operation of such business or the use of such Intellectual Property rights by the Parent and its Subsidiaries does not infringe upon, misappropriate, or otherwise violate the rights of any other Person, except for any such infringements, misappropriations, or violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.06        Litigation and Environmental Matters. Except as set forth on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent or the Borrower, threatened in writing (including “cease and desist” letters and invitations to take a patent license) against or affecting the Parent or any of its Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document or the Transactions.

(a)              Except with respect to any matter that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Parent nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.

Section 3.07        Compliance with Laws and Agreements; No Default. Each of the Parent and its Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and rights and all indentures, agreements, and other instruments binding upon it or its property and rights, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

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Section 3.08        Investment Company Status. None of the Parent or any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.09        Margin Stock. None of the Parent or any of its Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U and Regulation X issued by the Board).

Section 3.10        Taxes. Except as set forth on Schedule 3.10 or as would not reasonably be expected to result in a Material Adverse Effect, (i) each of the Parent and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed with respect to income, properties or operations of the Parent and its Subsidiaries, (ii) such returns accurately reflect in all material respects all liability for Taxes of the Parent and its Subsidiaries as a whole for the periods covered thereby and (iii) each of the Parent and its Subsidiaries has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and, to the extent required by GAAP, for which the Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

Section 3.11         ERISA.

(a)               Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to result in any Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification). No ERISA Event has occurred, or is reasonably expected to occur, other than as would not, individually or in the aggregate, reasonably be expected to result in any Material Adverse Effect).

(b)               There exists no Unfunded Pension Liability with respect to any Plan, except as would not reasonably be expected to result in a Material Adverse Effect.

(c)               None of the Borrower, any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make contributions to any Multiemployer Plan.

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(d)              There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any Subsidiary or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in any Material Adverse Effect.

(e)               The Borrower, its Subsidiaries and its ERISA Affiliates have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, would not reasonably be expected to result in any Material Adverse Effect.

(f)               No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA. The Borrower, any Subsidiary, and any ERISA Affiliate have not ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. None of the Borrower, any Subsidiary or any ERISA Affiliate have incurred or reasonably expect to incur any liability to PBGC except as would not reasonably be expected to result in a Material Adverse Effect, save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to result in a Material Adverse Effect, and no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary or any ERISA Affiliate exists or, to the knowledge of the Borrower, is likely to arise on account of any Plan. None of the Borrower, any Subsidiary or any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(g)              Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in a Material Adverse Effect. All contributions required to be made with respect to a Non-U.S. Plan have been timely made, except as would not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan, except as would not reasonably be expected to result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities, except as would not reasonably be expected to result in a Material Adverse Effect.

Section 3.12        Disclosure.

(a)              All written information provided by any Responsible Officer of the Parent or the Borrower, as applicable (other than any projected financial information, estimates, budgets, forward looking statements and other than information of a general economic or industry specific nature) to the Administrative Agent or any Lender in connection with this Agreement or delivered hereunder, as modified or supplemented by other information so furnished and when taken as a whole together with any information disclosed in the Parent’s public filings with the SEC, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to any projected financial information, the Parent and the Borrower, as applicable, represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projected financial information and all information concerning future proposed and intended activities are forward-looking statements by their nature and are subject to significant uncertainties and contingencies, any of which are beyond the Parent’s and the Borrower’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projected financial information may differ significantly from the projected results and such differences may be material).

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(b)              As of the Effective Date, to the best knowledge of the Borrower, to the extent required to be delivered pursuant to Section 4.01(h), the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.

Section 3.13       Subsidiaries. Schedule 3.13 sets forth as of the Effective Date a list of all Subsidiaries, together with (a) the percentage ownership (directly or indirectly) of the Parent and the Borrower, as applicable, therein and (b) whether such Subsidiary is a Guarantor or an Excluded Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the shares of capital stock or other ownership interests of all Subsidiaries of the Parent and the Borrower, as applicable, are fully paid and non-assessable and are owned by the Parent and the Borrower, as applicable, directly or indirectly, free and clear of all Liens other than Liens permitted under Section 6.02.

Section 3.14        Solvency. On the Effective Date, the Parent and its consolidated Subsidiaries are and, after giving effect to the incurrence of any Loans being incurred on such date, will be Solvent.

Section 3.15        Anti-Terrorism Law.

(a)               None of (x) the Parent, any of its Subsidiaries or any of their respective directors, officers or employees, or (y) to the knowledge of the Parent or the Borrower, any agent or Affiliate of the Parent, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is any of the following:

(i)                 a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

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(ii)             a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)            a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any legal requirement relating to applicable laws with respect to terrorism or money laundering (collectively, “Anti-Terrorism Laws”);

(iv)            a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)             a Sanctioned Person.

(b)               Neither the Parent nor any of its Subsidiaries, nor, to the knowledge of the Parent or the Borrower, any of their respective Affiliates, (i) conducts any business with, or engages in making or receiving any contribution of funds, goods or services to or for the benefit of, a Person described in Section 3.15(a)(i)-(v) above, except as permitted under U.S. law, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(c)               The Parent will not use, and will not permit any of its Subsidiaries or Affiliates to use, the proceeds of the Loans or Letters of Credit or otherwise make available such proceeds to any Person described in Section 3.15(a)(i)-(v) above, for the purpose of financing the activities of any Person described in Section 3.15(a)(i)-(v) above, in any Sanctioned Country or in any other manner that would violate any Anti-Terrorism Laws or Sanctions by any party hereto.

Section 3.16        Anti-Corruption Laws and Sanctions.

(a)               No part of the proceeds of the Loans or Letters of Credit will be used by the Borrower or any of its Subsidiaries, or, to the knowledge of the Parent, the Borrower, any of their respective Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any applicable Anti-Corruption Law.

(b)               The Parent has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent, the Borrower, their respective Subsidiaries and their respective directors, officers, employees, Affiliates and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent, the Borrower, their respective Subsidiaries and their respective directors, officers and employees, and, to the knowledge of the Parent, the Borrower, their respective Affiliates and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

Section 3.17        Security Documents. The Security Documents (other than the Australian Collateral Agreements) are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest (subject to Liens permitted by Section 6.02) in the Collateral described therein and proceeds thereof. In the case of any Equity Interests required to be pledged under the Security Agreement (other than the Australian Collateral Agreements), when stock certificates representing such Equity Interests are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Security Agreement, when financing statements and other filings specified on Schedule 3 to the Security Agreement in appropriate form are filed in the offices specified on Schedule 3 to the Security Agreement, the Security Agreement shall constitute a fully perfected Lien on, and security interest (subject to Liens permitted by Section 6.02) in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof (to the extent perfection is required pursuant to this Agreement and the Security Documents), as security for the Obligations, in each case prior and superior in right to any other Person (except for Liens permitted by Section 6.02), to the extent that such Liens can be perfected by (i) the filing of financing statements, (ii) the delivery to the Administrative Agent of stock certificates representing Equity Interests pledged pursuant to the Security Documents accompanied by stock power or endorsement, and (iii) the recordation of intellectual property security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

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Section 3.18        Australian Representations. In respect of any Australian Loan Party:

(a)                Australian Collateral Agreements: The security interests created under the Australian Collateral Agreements will, upon execution thereof, create the legal, valid and enforceable security interest it is expressed to create with the ranking and priority it is expressed to have over the property to which it is expressed to apply, in each case subject to the principles of equity, stamping and registration, statute of limitations and laws affecting creditors' rights generally.

(b)               Trustee. It is not the trustee of any trust or settlement other than as disclosed to the Administrative Agent in writing and accepted by, prior to the date it became a Loan Party or any trust which arises in the ordinary course of its trading activities.

(c)               Related Party Benefit and Financial Assistance. It has not contravened nor will it contravene Chapter 2E or 2J.3 of the Australian Corporations Act by entering into any Loan Document to which it is a party or participating in any transaction in connection with any Loan Document to which it is a party to the extent that any contravention could not reasonably be expected to have a Material Adverse Effect.

(d)               Tax Consolidation. Neither it nor any other Subsidiary incorporated in Australia is a member of an Australian Consolidated Tax Group unless it has entered into an Australian Tax Sharing Agreement or an Australian Tax Funding Agreement in form and substance satisfactory to the Administrative Agent (acting reasonably).

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Article 4

CONDITIONS

Section 4.01        Effective Date. The obligations of the Lenders to make Loans and the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)               The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)               The Administrative Agent shall have received (i) the Security Agreement, executed and delivered by the Borrower, the Parent, and all other U.S. Loan Parties and in form and substance reasonably acceptable to the Administrative Agent, (ii) each short-form intellectual property security agreement required pursuant to Section 4.8(j) of the Security Agreement, (iii) each Foreign Security Agreement set forth on Schedule 4.01(b) and (iv) a Note executed by the Borrower in favor of each Lender requesting a Note at least 5 Business Days prior to the Effective Date.

(c)               The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Latham & Watkins, LLP, counsel for the Loan Parties, (ii) Gilbert + Tobin as Australian Counsel to the Lenders, (iii) [German local law opinion] and (iv) [Philippines local law opinion], in each case, in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests each such counsel to deliver such opinion.

(d)               The Administrative Agent shall have received (i) certified copies of the resolutions of the board of directors of the Borrower and the Guarantors (or in the case of an Australian Loan Party, extracts of resolutions) approving the transactions contemplated by the Loan Documents to which each such Loan Party is a party and the execution and delivery of such Loan Documents to be delivered by such Loan Party on the Effective Date, and all documents evidencing other necessary organizational action and governmental approvals, if any, with respect to the Loan Documents, and in the case of each Australian Loan Party, providing a statement of corporate benefit and (ii) all other documents reasonably requested by the Administrative Agent relating to the organization, existence and good standing of the Guarantors and the Borrower and authorization of the transactions contemplated hereby.

(e)               The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor (or director, in the case of the Australian Loan Party) certifying the names and true signatures of the officers of such entity authorized to sign the Loan Documents to which it is a party, to be delivered by such entity on the Effective Date and the other documents to be delivered hereunder on the Effective Date.

(f)                The Administrative Agent shall have received (i) a certificate, dated the Effective Date and signed on behalf of the Borrower by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 as of the Effective Date, and (ii) a certificate, dated the Effective Date and signed on behalf of the Borrower by the chief financial officer of the Borrower, certifying that, as of the Effective Date, the Parent is, individually and together with its Subsidiaries, and after giving effect to the incurrence of any Indebtedness and obligations being incurred in connection herewith will be, Solvent.

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(g)               The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid by the Borrower on the Effective Date, and all expenses required to be reimbursed by the Borrower for which invoices have been presented at least three business days prior to the Effective Date, on or before the Effective Date.

(h)               (i) The Administrative Agent shall have received, to the extent reasonably requested by any of the Lenders at least five Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(i)                 The Administrative Agent shall have received (i) audited consolidated financial statements of the Borrower for the two most recent fiscal years ended at least 90 days prior to the Effective Date as to which such financial statements are available, (ii) unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph and at least 45 days prior to the Effective Date as to which such financial statements are available and (iii) reasonably detailed projections of the Parent and its Subsidiaries through its fiscal year ending September 30, 2025.

(j)                 All outstanding Equity Interests (other than Excluded Securities) owned by or on behalf of any Loan Party shall have been pledged pursuant to the Security Agreement or a Foreign Security Agreement and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank.

(k)               The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(l)                 Each document (including any Uniform Commercial Code financing statement (or similar filings under applicable law as set forth on Schedule 4.01(l)) required by the Security Documents or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

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(m)             An underwritten sale to the public of Class A common stock of the Parent pursuant to a registration statement on Form S-1 (as approved by the Arrangers without any changes thereto which are materially adverse to the interests of the Arrangers or the Lenders, unless consented to by the Arrangers (such consent not to be unreasonably withheld, conditioned or delayed)), that has been declared effective by the SEC shall have been consummated and which shall have generated gross cash proceeds of at least $600.0 million.

(n)               Evidence reasonably satisfactory to the Administrative Agent of repayment and termination of the Shareholder Loan Agreement.

(o)               In the case of the Australian Loan Party, a certificate, dated the Effective Date and signed on behalf of the Australian Loan Party by the Secretary or a Director of the Australian Loan Party confirming that:

(i)                 the Australian Loan Party is solvent for the purposes of section 95A of the Australian Corporations Act and there are no grounds for suspecting that it will not continue to be so after executing and complying with its obligations under the Finance Documents; and

(ii)              the Australian Loan Party is not prevented by Chapter 2E of the Australian Corporations Act from entering into and performing any of its obligations under the Loan Documents to which it is (or will become) a party.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Article 8, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 4.02        Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (provided that a conversion or a continuation shall not constitute a “Borrowing” for purposes of this Section 4.02), and of the applicable Issuing Bank to issue, renew or extend any Letter of Credit, is subject to the satisfaction (or waiver by the Required Lenders) of the following conditions:

(a)               The representations and warranties of the Parent and the Borrower, as applicable, set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, renewal or extension of such Letter of Credit, as applicable, except that (i) for purposes of this Section, the representations and warranties contained in Section 3.04(a) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) (subject, in the case of unaudited financial statements furnished pursuant to clause (b), to year-end audit adjustments and the absence of footnotes), respectively, of Section 5.01, (ii) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date and (iii) to the extent that such representations and warranties are already qualified or modified by materiality in the text thereof, they shall be true and correct in all respects; and

(b)               At the time of and immediately after giving effect on a Pro Forma Basis to such Borrowing or the issuance, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

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(c)               At the time of and immediately after giving effect on a Pro Forma Basis to such Borrowing or the issuance of such Letter of Credit, as applicable, the Borrower shall be in compliance with Section 6.10(i)(x).

Each Borrowing and each issuance, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied as of the date thereof.

Article 5
AFFIRMATIVE COVENANTS

Until each of (i) the Commitments have expired or been terminated, (ii) the principal of and interest on each Loan and all other Obligations hereunder (including unreimbursed LC Disbursements, but excluding contingent obligations as to which no claim has been asserted) shall have been paid in full or otherwise satisfied, and (iii) all Letters of Credit shall have (x) expired or terminated, in each case, without any pending draw, (y) been backstopped or Cash Collateralized in an amount not less than the Minimum Collateral Amount or (z) been deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank, the Parent and the Borrower, as applicable, covenant and agree with the Lenders that:

Section 5.01        Financial Statements; Ratings Change and Other Information. The Parent will furnish to the Administrative Agent (for distribution to each Lender):

(a)               on or before the date on which such financial statements are required to be filed with the SEC after the end of each fiscal year of the Parent (or, if such financial statements are not required to be filed with the SEC, within 120 days after the end of each fiscal year of the Parent), its audited consolidated balance sheet and related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a qualification related to the maturity of the Commitments and the Loans at the Maturity Date or upcoming maturity date under any other Indebtedness occurring within one year from the time such report is delivered or potential inability to satisfy a financial covenant under this Agreement or other Indebtedness) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

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(b)               on or before the date on which such financial statements are required to be filed with the SEC after the end of each of the first three fiscal quarters of each fiscal year of the Parent (or, if such financial statements are not required to be filed with the SEC, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent), its consolidated balance sheets and related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)               concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit F attached hereto (i) certifying as to whether a Default has occurred and is continuing as of the date thereof and, if a Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) demonstrating compliance with Section 6.10, (iii) if and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.04 had an impact on such financial statements, specifying the effect of such change on the financial statements accompanying such certificate and (iv) setting forth a list of any issued patents, registered trademarks or registered copyrights acquired by the Parent and its Subsidiaries since the Effective Date or the date of the most recent certificate delivered pursuant to this Section 5.01(c) prior to the date thereof, as applicable, which Intellectual Property (including any applications therefor) was not included in the Collateral as of the Effective Date or date of such certificate, as applicable;

(d)               promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any Subsidiary with the SEC or any Governmental Authority succeeding to any or all of the functions of said Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as the case may be, in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(e)               promptly following any reasonable request in writing (including any electronic message) therefor, (i) such other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation, provided that, notwithstanding the foregoing, none of the Parent or any of its Subsidiaries shall be required to disclose any document, information or other matter that (A) constitutes non-financial trade secrets or non-financial proprietary information, (B) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or any third party contract legally binding on the Parent or its Subsidiaries or (C) is subject to attorney, client or similar privilege or constitutes attorney work-product.

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Information required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such information is posted on the Borrower’s or the Parent’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

Notwithstanding the foregoing, the obligations in Section 5.01(a) or Section 5.01(b) may be satisfied by furnishing (A) the applicable financial statements or other information required by such clauses of Parent (or any other parent company) or (B) the Parent’s or the Borrower’s (or any other parent company), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B), upon reasonable request by the Administrative Agent, (i) to the extent such financial statements are delivered under Section 5.01(a) or Section 5.01(b) and relate to the Parent, such financial statements shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Parent, on the one hand, and the information relating to the Borrower on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as having been fairly presented and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(a), such statements shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(a).

Section 5.02        Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:

(a)               the occurrence of any Default;

(b)               the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent or any of its Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect; and

(c)               any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

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Section 5.03        Existence; Conduct of Business. The Parent will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence in its jurisdiction of organization and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (ii) none of the Parent or any of its Subsidiaries shall be required to preserve, renew or keep in full force and effect its rights, licenses, permits, privileges or franchises where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.04        Payment of Taxes. The Parent will, and will cause each of its Subsidiaries to, pay all Tax liabilities, including all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it that, if not paid, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, and all lawful claims other than Tax liabilities that, if unpaid, would become a Lien upon any properties of the Parent or any of its Subsidiaries not otherwise permitted under Section 6.02, in both cases except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) to the extent required by GAAP, the Parent or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.05        Maintenance of Properties; Protection of Intellectual Property; Insurance. The Parent will, and will cause each of its Subsidiaries to, (a) keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, (b) preserve, renew and maintain in full force and effect all rights, licenses, intellectual property, copyright, trademarks, trade names, patents, domain names, permits, privileges, authorizations and other rights necessary for the conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect and (c) maintain insurance with financially sound and reputable insurance companies in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses or owning assets in the general areas in which the Borrower and its Subsidiaries operate.

Section 5.06        Maintenance of Material Agreements. The Parent will, and will cause each of its Subsidiaries to maintain in full force and effect the agreements listed on Schedule 5.06 hereto, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.07        Books and Records; Inspection Rights. The Parent will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries full, true and correct in all material respects are made and are sufficient to prepare financial statements in accordance with GAAP. The Parent will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (pursuant to the request made through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records to the extent reasonably necessary, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Parent or such Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times and as often as reasonably requested (but no more than once annually if no Event of Default exists). Notwithstanding anything to the contrary in this Section, none of the Parent or any of its Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or any third party contract legally binding on the Parent or its Subsidiaries or (iii) is subject to attorney, client or similar privilege or constitutes attorney work-product.

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Section 5.08        ERISA Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

Section 5.09       Compliance with Laws and Agreements. The Parent will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and rights and all indentures, agreements, and other instruments binding upon it or its property and rights, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Parent will maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

Section 5.10        Use of Proceeds. The proceeds of the Loans and Letters of Credit will be used only for working capital and general corporate purposes, including, without limitation, for stock repurchases under stock repurchase programs approved by the Borrower and for acquisitions not prohibited hereunder. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, to purchase or carry margin stock (within the meaning of Regulations U and X of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 5.11        Guarantors; Additional Collateral.

(a)               If, as of the date of the most recently available financial statements delivered pursuant to Section 5.01(a) or (b), as the case may be, any Person shall have become (1) a Domestic Subsidiary (other than an Excluded Subsidiary), then the Parent or the Borrower, as applicable, shall, within 60 days (or such longer period of time as the Administrative Agent may agree in its reasonable discretion) after delivery of such financial statements, cause such Domestic Subsidiary to (i) enter into a guaranty supplement in the form of Exhibit E hereto to become a Guarantor under this Agreement and (ii) (A) enter into a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent to the Security Agreement and (B) take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest (subject to Liens permitted by Section 6.02) in the Collateral described in the Security Agreement with respect to such Domestic Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions, and filings with the United States Patent and Trademark Office and United States Copyright Office, as may be required by the Security Agreement or as may be reasonably requested by the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions consistent with the legal opinions delivered on the Effective Date, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and/or (2) a foreign Subsidiary (other than an Excluded Subsidiary) and such foreign Subsidiary has been designated as a “Foreign Guarantor” by the Borrower, then the Parent or the Borrower, as applicable, shall, within 60 days (or such longer period of time as the Administrative Agent may agree in its reasonable discretion) after delivery of such financial statements, cause such foreign Subsidiary to take all actions necessary to (i) ensure that the Administrative Agent shall have a valid, perfected and enforceable security interest in its assets in accordance with the Agreed Security Principles, (ii) cause such foreign Subsidiary to enter into a guaranty supplement in the form of Exhibit E hereto or otherwise reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions consistent with the legal opinions delivered on the Effective Date, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided that the Parent and its Subsidiaries shall not be required to take any action under this Section 5.11(a) if prior to the end of such 60 day period (or such longer period of time as the Administrative Agent may agree in its sole discretion) such Person becomes an Excluded Subsidiary as a result of a transfer of assets from such Person to the Borrower in a transaction or transactions permitted under this Agreement;

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(b)               If, as of the date of the most recently available financial statements delivered pursuant to Section 5.01(a) or (b), as the case may be, any foreign Subsidiary (not including any such foreign Subsidiary that becomes a Guarantor as provided for in Section 5.11(a)(2)) that is a direct Subsidiary of any Loan Party shall have been created or acquired after the Effective Date by any Loan Party, the Parent or Borrower, as applicable, will, or will cause the applicable Guarantor to, except to the extent the Equity Interests in such foreign Subsidiary constitute Excluded Securities, within 60 days (or such longer period of time as the Administrative Agent may agree in its sole discretion) after delivery of such financial statements, (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest (subject to Liens permitted by Section 6.02) in 65% of the total outstanding voting Equity Interests of any such foreign Subsidiary, (ii) deliver to the Administrative Agent any certificates representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, reasonably required to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)               If, as of the date of the most recently available financial statements delivered pursuant to Section 5.01(a) or (b), as the case may be, any property shall be acquired by any Loan Party (other than (x) any property described in paragraphs (a) or (b) above or paragraph (d) below and (y) any property subject to a Lien expressly permitted by Section 6.02) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, to the extent required by the Security Documents, the Parent or the Borrower, as applicable, will, or will cause the applicable Loan Party to, within 60 days (or such longer period of time as the Administrative Agent may agree in its sole discretion) after the delivery of such financial statements (i) execute and deliver to the Administrative Agent such amendments to the applicable Security Documents or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements (or similar filings under applicable law) in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Administrative Agent, in each case subject to Section 5.11(e).

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(d)               If, as of the date of the most recently available financial statements delivered pursuant to Section 5.01(a) or (b), as the case may be, any fee interest in any real property having a value (together with improvements thereof) of at least $2,500,000 shall be acquired by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 6.02), the Parent or the Borrower, as applicable, will, or will cause the applicable Loan Party to, within 60 days (or such longer period of time as the Administrative Agent may agree in its sole discretion) after the delivery of such financial statements (i) execute and deliver a first priority mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if reasonably requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably satisfactory to the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary by the Administrative Agent in connection with such mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e)               Notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Parent or its Subsidiaries shall be required to take any action to create or perfect any security interest in the Collateral (including the registration of Intellectual Property in, and the execution of any agreement, document or other instrument governed by the law of, and the filing of any agreement, document or other instrument) in any jurisdiction other than (i) the United States, any State thereof or the District of Columbia or (ii) the jurisdiction of organization or incorporation of any Foreign Guarantor. In addition, in no event shall (i) any landlord, mortgagee and bailee waivers be required, or (ii) notices be required to be sent to account debtors or other contractual third parties absent an Event of Default.

Section 5.12       Cash Management. The Parent shall, and shall cause each other U.S. Loan Party to, maintain all cash management and treasury business with the Lenders or Permitted Third Party Banks, including, without limitation, all deposit accounts, disbursement accounts, investment accounts and lockbox accounts which, as of the Effective Date, are specified in Schedule 4.2 of the Security Agreement (other than any Unrestricted Account) (each such deposit account, disbursement account, investment account and lockbox account, a “Controlled Account”); provided that within ninety (90) days following the Effective Date (or, if any such Controlled Account is opened after the Effective Date, within ninety (90) days after such account is opened) (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), each such Controlled Account shall be subject to a Control Account Agreement.

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Section 5.13        Further Assurances. Promptly upon the reasonable request by the Administrative Agent, the Borrower will (a) correct any error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens created thereunder and (ii) assure, preserve, protect and confirm more effectively unto the Lenders, or the Administrative Agent for the benefit of the Lenders, the rights granted to the Lenders, or the Administrative Agent for the benefit of the Lenders, under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party.

Section 5.14        Accuracy of Information. The Borrower will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

Article 6
NEGATIVE COVENANTS

Until each of (i) the Commitments have expired or been terminated, (ii) the principal of and interest on each Loan and all other Obligations hereunder (including unreimbursed LC Disbursements, but excluding contingent obligations as to which no claim has been asserted) shall have been paid in full or otherwise satisfied, and (iii) all Letters of Credit shall have (x) expired or terminated, in each case, without any pending draw, (y) been backstopped or Cash Collateralized in an amount not less than the Minimum Collateral Amount or (z) been deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank, the Parent and the Borrower, as applicable, covenant and agree with the Lenders that:

Section 6.01        Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness other than:

(a)               Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any Permitted Refinancing thereof;

(b)               (i) Indebtedness of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary; provided that such Indebtedness is permitted by Section 6.04 and (ii) Indebtedness of the Borrower owing to Parent;

(c)               Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that such Guarantees are permitted by Section 6.04;

(d)               Indebtedness of the Borrower or any Subsidiary constituting Capital Lease Obligations and Purchase Money Indebtedness; provided that the aggregate principal amount of Indebtedness pursuant to this clause (d) shall not exceed in an aggregate principal amount at any time outstanding the greater of (i) $17,500,000 and (ii) 2.5% of the Total Assets at any time outstanding;

(e)               Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $69,500,000 and (ii) 10% of the Total Assets at any time outstanding; provided that such Indebtedness is (x) if incurred or guaranteed only by Loan Parties, is either unsecured or secured by a Lien permitted pursuant to Section 6.02(o), and (y) if incurred or guaranteed by any Subsidiary that is not a Guarantor, the aggregate principal amount thereof shall not exceed the greater of (i) $10,500,000 and (ii) 1.5% of the Total Assets at any time outstanding;

(f)                Indebtedness of the Borrower or any Subsidiary so long as the Consolidated Leverage Ratio does not exceed 2.50:1.00 after giving Pro Forma Effect thereto; provided that any Indebtedness incurred or guaranteed pursuant to this clause (f) (i) is incurred or guaranteed solely by Loan Parties, (ii) is unsecured, (iii) shall not mature prior to the Maturity Date, (iv) either (x) shall not require any payment of principal prior to the Maturity Date or (y) shall not require payments of principal in an aggregate amount per annum in excess of 1.0% of the principal amount thereof and (v) contains terms customary for similar issuances of Indebtedness at such time (as determined in good faith by the Borrower) (it being understood that, other than in the case of any issuance of a debt security, such terms shall be no more restrictive, taken as a whole (as determined in good faith by the Borrower), than the Loans, and in any event no such Indebtedness (including any debt securities) shall contain a financial maintenance covenant more restrictive than any financial maintenance covenant contained herein));

(g)               unsecured Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount not to exceed the greater of (i) $17,500,000 and (ii) 2.5% of the Total Assets at any time outstanding;

(h)               Indebtedness of Subsidiaries that are not Loan Parties in an aggregate principal amount not to exceed the greater of (i) $8,750,000 and (ii) 1.25% of the Total Assets at any time outstanding;

(i)                 Indebtedness incurred pursuant to any agreement or arrangement to provide ordinary course facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements;

(j)                 Obligations under the Loan Documents;

(k)               Indebtedness incurred under the Citi Supplier Financing Agreement, only to the extent (i) such agreement pertains to ordinary course supplier financing arrangements and (ii) the aggregate principal amount of Indebtedness outstanding thereunder does not exceed $200.0 million at any time; provided, however, that (I) the Borrower shall be in compliance with Section 6.10 on a Pro Forma Basis on each date that it incurs Indebtedness under the Citi Supplier Financing Agreement that results in the outstanding amount thereunder exceeding $100.0 million (such excess amount, the “Supplier Financing Excess Amount”), it being understood and agreed that solely for the purposes of such pro forma calculation the amount of “Total Liquidity” shall be deemed reduced by the Supplier Financing Excess Amount then outstanding and (II) the Supplier Financing Excess Amount outstanding during any fiscal quarter of the Parent shall not be greater than (x) $25.0 million plus (y) the highest Supplier Financing Excess Amount that was outstanding in compliance with this Section 6.01(k) during the immediately preceding fiscal quarter of the Parent;

(l)                 Indebtedness of the Borrower or any Subsidiary in connection with one or more letters of credit, bankers’ acceptances, worker’s compensation claims, surety bonds, appeal bonds, performance bonds or completion guarantees issued in the ordinary course of business or pursuant to self-insurance and similar obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(m)             Subject to the Borrower being in compliance with Section 6.10 on a Pro Forma Basis, (i) Indebtedness of any Person acquired by, or merged into or consolidated or amalgamated with, the Borrower or any Subsidiary after the Effective Date as part of an Investment otherwise permitted by Section 6.04 (provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of, or in connection with, such Person becoming a Subsidiary); and (ii) any Permitted Refinancing thereof;

(n)               obligations under Swap Agreements entered into by the Borrower or its Subsidiaries not for speculative purposes;

(o)               Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(p)               Indebtedness arising from agreements of the Borrower or any Subsidiary providing for deferred purchase price for goods or services, earnouts, indemnification, adjustment of purchase price, seller notes or similar obligations, in each case, incurred or assumed in connection with the acquisition or Disposition of any business, assets or Person otherwise permitted by this Agreement;

(q)               Indebtedness consisting of the financing of insurance premiums or take-or-pay obligations contained in supply arrangements; and

(r)                Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower or any Subsidiary incurred in the ordinary course of business.

Notwithstanding the foregoing, any Indebtedness owed by a Loan Party to a Subsidiary that is not a Loan Party shall be permitted only to the extent subordinated to the Obligations on customary terms reasonably satisfactory to the Administrative Agent.

Section 6.02        Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:

(a)               Permitted Encumbrances;

(b)               any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 6.02 and any modifications, renewals and extensions thereof and any Lien granted as a replacement or substitute therefor; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary other than improvements thereon or proceeds thereof and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and any refinancing, extension, renewal or replacement thereof that does not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, extensions, renewals or replacements;

(c)               any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any Permitted Refinancing thereof;

(d)               Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness that is permitted by Section 6.01(d), (ii) such security interests and the Indebtedness secured thereby are initially incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary other than the property financed by such Indebtedness and any additions, accessions, parts, attachments or improvements thereon or proceeds and products hereof and customary security deposits and related property; provided that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender;

(e)               licenses, sublicenses, leases or subleases granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(f)                the interest and title of a lessor under any lease or sublease entered into by the Borrower or any Subsidiary in the ordinary course of its business and other statutory and common law landlords’ Liens under leases;

(g)               the rights reserved or vested in any Person (including any Governmental Authority) by the terms of any lease, sublease, license, or sublicense held by the Parent or any of its Subsidiaries or by a statutory provision, to terminate any such lease, sublease, license, or sublicense, or to require annual or periodic payments as a condition to the continuance thereof;

(h)               the interests of licensors and sublicensors under license and sublicense agreements;

(i)                 in connection with the sale or transfer of any assets in a transaction not prohibited hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(j)                 Liens securing Indebtedness to finance insurance premiums owing in the ordinary course of business to the extent such financing is not prohibited hereunder;

(k)               Liens on earnest money deposits of cash or cash equivalents made in connection with any acquisition not prohibited hereunder;

(l)                 bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the banks, securities intermediaries or other depository institutions with which such accounts are maintained, securing amounts owing to such institutions with respect to cash management and operating account arrangements;

(m)             Liens in the nature of the right of setoff in favor of counterparties to contractual agreements not otherwise prohibited hereunder with the Borrower or any of its Subsidiaries in the ordinary course of business;

(n)               Liens created pursuant to the Security Documents;

(o)               other Liens securing obligations in an aggregate amount at any time outstanding not to exceed the greater of (i) $69,500,000 and (ii) 10% of the Total Assets at any time outstanding; provided that (A) any such Liens on the Collateral shall be subordinated to the Liens of the Administrative Agent under the Security Documents pursuant to a customary intercreditor agreement that is reasonably acceptable to the Administrative Agent and (B) any such Liens on assets that are not Collateral shall secure obligations in an aggregate amount at any time not to exceed the greater of (x) $10,500,000 and (ii) 1.50% of the Total Assets at any time outstanding;

(p)               Liens on assets of Excluded Subsidiaries securing Indebtedness incurred by Excluded Subsidiaries; provided that such security interests secure Indebtedness that is permitted by Section 6.01;

(q)               any customary encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar customary arrangement pursuant to any joint venture or similar agreement;

(r)                Liens on Equity Interests not required to be pledged pursuant hereto;

(s)                rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to (i) the use of any real property or vessel, or (ii) any right, power, franchise, grant, license, or permit, including present or future zoning laws, building codes and ordinances, zoning restrictions, or other laws and ordinances restricting the occupancy, use, or enjoyment of real property or vessel;

(t)                 Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Borrower or any Subsidiary (and not created in connection with or in anticipation or contemplation thereof); provided, however, that such Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements and attachments thereon, accessions thereto and proceeds thereof

(u)               Liens ratably secured by the Collateral in favor of counterparties to Swap Agreements permitted under Section 6.01(n);

(v)               Liens securing Indebtedness incurred pursuant to Section 6.01(c);

(w)             Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease;

(x)               Liens encumbering deposits made to secure obligations arising from statutory or regulatory requirements of that Person or its Subsidiaries;

(y)               any encumbrance or restriction (including put and call arrangements) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement; and

(z)               Liens securing Indebtedness permitted under Section 6.01(l) (i) on cash collateral or (ii) arising from a backstop letter of credit arrangement.

Section 6.03        Fundamental Changes.

(a)               The Borrower will not, and will not permit any Subsidiary to, (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (y) otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or (z) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i)                 any Subsidiary or any other Person (except the Parent) may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation;

(ii)              any Person (other than the Borrower or the Parent) may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity or the surviving entity becoming a Guarantor as part of the transaction);

(iii)            any Excluded Subsidiary may Dispose of its assets to any Loan Party (other than the Parent) or to any other Excluded Subsidiary;

(iv)             any Loan Party may Dispose of its assets to any other Loan Party (other than the Parent);

(v)               in connection with any Investment permitted under Section 6.04, any Loan Party may merge into or consolidate with any other Person (other than the Parent), so long as the Person surviving such merger or consolidation shall be a Loan Party (provided that (x) any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity or the surviving entity becoming a Guarantor as part of the transaction and (y) any such merger or consolidation involving the Borrower must result in the Borrower as the surviving entity);

(vi)             subject to compliance with Section 6.04(d), any Loan Party may Dispose of its assets in order to effect any Investment permitted under Section 6.04(d); and

(vii)          any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and any Subsidiary may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, all the assets of the applicable Dividing Person are held by one or more Subsidiaries at such time; provided that, if the applicable Dividing Person is a Loan Party, all of the assets of such Dividing Person shall be held by one or more Loan Parties at such time;

provided that any such any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)               The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any material line of business substantially different from those lines of businesses conducted or proposed to be conducted by the Borrower and its Subsidiaries on the Effective Date and businesses substantially related or incidental thereto.

Section 6.04        Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (the foregoing activities are collectively referred to herein as “Investments”), except:

(a)               Investments in cash and Cash Equivalents;

(b)               (i) Investments by the Borrower existing on the date hereof in the capital stock of its Subsidiaries; and (ii) Investments in existence, contemplated or made pursuant to binding commitments in effect on the Effective Date and identified on Schedule 6.04(b)(ii);

(c)               (i) Investments made by the Borrower or any Subsidiary, in the Borrower or any other Subsidiary that is a Loan Party; and (ii) Investments by Excluded Subsidiaries in other Excluded Subsidiaries;

(d)               Investments made by the Borrower in any Excluded Subsidiary, or by any Subsidiary that is a Loan Party in any Excluded Subsidiary, provided that the aggregate amount of such Investments shall not exceed the greater of (i) $24,500,000 and (ii) 3.5% of the Total Assets at any time outstanding;

(e)               Investments in an aggregate amount at any time outstanding not to exceed the greater of (i) $10,500,000 and (ii) 1.5% of the Total Assets at any time outstanding;

(f)                [reserved];

(g)               Investments received in settlement of debts, claims or disputes owed to the Borrower or any Subsidiary that arose out of transactions in the ordinary course of business;

(h)               advances and extensions of credit in the nature of accounts receivable arising from the sale or lease of goods or services or the licensing of property in the ordinary course of business;

(i)                 Investments made by the Borrower or any Subsidiary in the Parent to the extent permitted to be made as a Restricted Payment by Section 6.05;

(j)                 Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements, drag-along rights, put rights, call rights or similar arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(k)               Investments among Loan Parties and their Subsidiaries pursuant to any agreement or arrangement to provide ordinary course facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements;

(l)                 Guarantees constituting Indebtedness permitted by Section 6.01;

(m)             so long as no Default or Event of Default then exists or would result therefrom, the Borrower may make Investments (except in the Parent) and other acquisitions if the Borrower is in compliance with Section 6.10 on a Pro Forma Basis after giving effect to such Investment or acquisition;

(n)               Investments funded with (i) Equity Interests of the Parent (or any parent company thereof) or the Borrower or (ii) net cash proceeds from (x) the issuance of the Equity Interests of the Parent (or any parent company thereof) and contributed as common equity to the Borrower or (y) the issuance of the Equity Interests of the Borrower;

(o)               Investments consisting of the licensing, sublicensing or contribution of any Intellectual Property pursuant to joint marketing, collaboration or other similar arrangements with other Persons;

(p)               advances up to an aggregate principal amount of $500,000 per year to officers, directors and employees of the Borrower and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(q)               purchases or redemption of the Parent’s or the Borrower’s Equity Interests to the extent permitted by Section 6.05;

(r)                Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss (including in connection with the bankruptcy or reorganization of such account debtors);

(s)                capital expenditures and Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property in the ordinary course of business;

(t)                 Investments representing all or a portion of the sales price for property sold to another Person;

(u)               any Investment made in lieu of payment of a Tax or in consideration of a reduction in Tax;

(v)               Investments of a Person existing at the time such Person is acquired, becomes a Subsidiary or is amalgamated, merged or consolidated with or into the Borrower or any Subsidiary after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, designation, redesignation, amalgamation, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(w)             Investments resulting from pledges and deposits under clauses (c), (d), (e), (l) and (n) of Permitted Encumbrances and Sections 6.02(u), (w) and (x);

(x)               Investments constituting non-cash consideration for Dispositions permitted under Section 6.09;

(y)               Investments in connection with Swap Agreements permitted under Section 6.01; and

(z)               to the extent constituting Investments, transactions permitted under Section 6.03.

For purposes of this Section 6.04, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but, except to the extent the Borrower shall otherwise elect, deducted by the amount of any repayment, interest, return, profit, distribution, income or similar amount in respect of such Investment which has actually been received in cash or Cash Equivalents or has been converted into cash or Cash Equivalents.

Section 6.05        Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make any Restricted Payments with respect to the Borrower or any of its Subsidiaries, except:

(i)                 (A) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any direct or indirect wholly-owned Subsidiary of the Borrower that is a Loan Party, and (B) any non-wholly-owned Subsidiary may make Restricted Payments to the Borrower or any of its other Subsidiaries that are Loan Parties and to each other owner of Equity Interests of such Subsidiary ratably based on their relative ownership interests of the relevant class of Equity Interests;

(ii)              the Borrower may declare and make dividends payable solely in the form of additional shares of the Borrower’s or the Parent’s Equity Interests;

(iii)            the Borrower may repurchase fractional shares of its Equity Interests (or Equity Interests of the Parent) arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities or, so long as no Default or Event of Default then exists or would result therefrom, make cash settlement payments upon the exercise of warrants to purchase its Equity Interests (or Equity Interests of the Parent), or “net exercise” or “net share settle” warrants;

(iv)             the Borrower may redeem or otherwise cancel Equity Interests or rights in respect thereof granted to (or make payments on behalf of) directors, officers, employees or other providers of services to the Parent, the Borrower and the Subsidiaries in an amount required to satisfy tax withholding obligations relating to the vesting, settlement or exercise of such Equity Interests or rights;

(v)               the Borrower may make any Restricted Payment that has been declared by the Parent or the Borrower, so long as (A) such Restricted Payment would be otherwise permitted under clause (ix) of this Section 6.05 at the time so declared (and shall be deemed to be a utilization of such capacity from and after such time) and (B) such Restricted Payment is made within 60 days of such declaration;

(vi)             the Borrower may make any repurchase (or deemed repurchase) of Equity Interests pursuant to any accelerated stock repurchase or similar agreement (each, an “ASR Agreement”) publicly announced by the Parent or the Borrower and specifying the maximum aggregate amount of the stock to be repurchased pursuant to such ASR Agreement (the “Maximum ASR Amount”); provided that, at the time such ASR Agreement is publicly announced, the Borrower would be in compliance with Section 6.10 immediately after giving Pro Forma Effect to the Maximum ASR Amount;

(vii)          the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, management, employees or other eligible service providers of the Borrower, the Parent or its Subsidiaries, including the repurchase of Equity Interests or rights in respect thereof granted to directors, management, employees or other eligible service providers of the Borrower or its Subsidiaries pursuant to a right of repurchase set forth in any such stock option plans or other benefit plans or agreements in connection with a cessation of service;

(viii)        so long as no Default or Event of Default then exists or would result therefrom, the Borrower may make Restricted Payments not otherwise permitted under this Section 6.05 in an amount not to exceed the amount of proceeds of any substantially concurrent issuance of Equity Interests of the Parent (or any parent company thereof) which have been contributed as common equity to the Borrower or of any substantially concurrent issuance of Equity Interests of the Borrower;

(ix)             so long as no Default or Event of Default then exists or would result therefrom, the Borrower may make Restricted Payments not otherwise permitted under this Section 6.05 in an unlimited amount (a) if, prior to the Trigger Date, Total Liquidity immediately after giving Pro Forma Effect to such Restricted Payment is equal to or greater than $600,000,000 or (b) if, on or after the Trigger Date, the Consolidated Leverage Ratio immediately after giving Pro Forma Effect to such Restricted Payment is less than or equal to 2.00:1.00; and

(x)               the Borrower may make and pay Restricted Payments to the Parent (and in the cases of clauses (A) and (B), to the other equity owners of the Borrower):

(A)             (1) with respect to any taxable period (x) for which the Borrower and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state or local income Tax purposes of which the Parent or any holding company of the Parent is the common parent, or (y) for which the Borrower is a partnership or disregarded entity for U.S. federal income tax purposes that is wholly owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state or local income Tax purposes, in an amount not to exceed the amount of any U.S. federal, state and/or local income Taxes that the Borrower and/or its Subsidiaries, as applicable, would have paid for such taxable period had the Borrower and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group and (2) such amounts as are needed to pay any amounts owed by the Parent under the Tax Receivable Agreement but which shall not include any amounts required to be paid due to a change of control or any early termination payments; provided that distributions pursuant to clause (A)(1) in respect of an Excluded Subsidiary shall be permitted only to the extent that cash distributions were made by such Excluded Subsidiary to the Borrower or any other Subsidiary that is a Loan Party for such purpose;

(B)              (1) with respect to any taxable period ending after the Effective Date for which the Borrower is a partnership or disregarded entity for U.S. federal income Tax purposes (other than a partnership or disregarded entity described in clause (x)(A)(1)(y) above), distributions to its owners in amounts not to exceed (x) the taxable income of the Borrower and its Subsidiaries for such fiscal year (as determined based on such assumptions as may be made by the managing member (or equivalent governing body) of Borrower, including, without limitation, not taking into account for this purpose for any such taxable period any adjustments under Sections 743(b) of the Code), multiplied by (y) the highest combined federal, state and local tax rates applicable to the income of individuals or corporations, resident of New York, New York, whichever is higher and (2) if payments to the Parent pursuant to the foregoing clause (1) are not sufficient for the Parent to pay its income tax liabilities and also the amounts owed by the Parent under the Tax Receivable Agreement, such additional amounts as are needed to pay any amounts owed by the Parent under the Tax Receivable Agreement but which shall not include any amounts required to be paid due to a change of control or any early termination payments; provided that no payment may be made pursuant to both this subclause (B) and subclause (A) of this clause (x) with respect to any period ;

(C)              the proceeds of which shall be used to allow the Parent to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and other professional costs and expenses) to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries;

(D)             [intentionally omitted];

(E)              the proceeds of which shall be used to allow the Parent to pay fees and expenses related to any equity issuance or offering or debt issuance, incurrence or offering, Disposition or acquisition or investment transaction permitted by this Agreement, whether or not consummated;

(F)              the proceeds of which shall be used to pay fees and expenses (including real and personal property Taxes, and franchise, excise or similar taxes) required to maintain its corporate existence or good standing under applicable law, travel expenses, customary salary, bonus, long-term incentive plan awards, severance and other benefits payable to, and indemnities provided on behalf of, directors, officers, members of management, employees and consultants of the Parent, and any payroll, social security or similar taxes thereof, to the extent such fees, expenses, salaries, bonuses, other benefits and indemnities are attributable to the ownership or operation of the Borrower and its Subsidiaries;

(G)             so long as no Default or Event of Default then exists or would result therefrom and subject to the Borrower being in compliance with Section 6.10 immediately after giving Pro Forma Effect to such Restricted Payment, the proceeds of which shall be used to pay interest payments on the Parent Convertible Notes;

(H)             to pay monitoring, consulting, management, transaction, advisory, termination or similar fees relating to the ownership or operations of the Borrower and/or its subsidiaries;

(I)                to pay audit and other accounting and reporting expenses at the Parent to the extent relating to the ownership or operations of the Borrower and/or its subsidiaries;

(J)                to pay insurance premiums to the extent relating to the ownership or operations of the Borrower and/or its subsidiaries; and

(K)             the proceeds of which shall be used by the Parent to make payments and consummate other transactions otherwise contemplated to be Restricted Payments permitted to be made by the Borrower for the purposes set forth in this Section 6.05 (and shall be deemed to be a utilization of such capacity from and after such time); and

(xi)             the Borrower may make Restricted Payments in accordance with [Article IX] of the Third Amended and Restated Limited Liability Company Agreement of the Borrower, so long as such Restricted Payments are funded with Equity Interests of the Parent or the proceeds from an issuance of Equity Interests of the Parent to the extent such proceeds were contributed to the Borrower.

Section 6.06        Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or of any Subsidiary to Guarantee Indebtedness of the Borrower or any other Subsidiary under the Loan Documents; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.06 (and shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restrictions or conditions taken as a whole), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets of the Borrower or any Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets to be sold and such sale is not prohibited hereunder, (iv) the foregoing shall not apply to any agreement or restriction or condition in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (v) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses, subleases and sublicenses and other contracts, (viii) the foregoing shall not apply to restrictions or conditions set forth in any agreement governing Indebtedness not prohibited by Section 6.01; provided that such restrictions and conditions are customary for such Indebtedness, and (ix) the foregoing shall not apply to restrictions on cash or other deposits (including escrowed funds) imposed under contracts entered into in the ordinary course of business.

Section 6.07        Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than between or among the Borrower and its Subsidiaries to the extent otherwise permitted hereunder), except (a) on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) payment of customary directors’ fees, reasonable out-of-pocket expense reimbursement, indemnities (including the provision of directors and officers insurance) and compensation arrangements for members of the board of directors, officers or other employees of the Borrower or any of its Subsidiaries, (c) transactions approved by a majority of the disinterested directors of the Borrower’s board of directors, (d) any transaction involving amounts less than, in the aggregate, the greater of (i) $17,500,000 and (ii) 2.50% of the Total Assets at any time outstanding, (e) any Restricted Payment permitted by Section 6.05 and (f) the agreements listed on Schedule 6.07 hereto.

Section 6.08        Use of Proceeds. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.09        Disposition of Property. The Borrower will not, and will not permit any of its Subsidiaries to, Dispose of any of its property, whether now owned or hereafter acquired, in each case, except:

(a)               Dispositions of obsolete or worn out property in the ordinary course of business or property that is no longer used or useful in the Borrower’s or its Subsidiaries’ business and the leasing or subleasing in the ordinary course of business of owned or leased properties which are excess properties or are no longer used or useful in the Borrower’s or its Subsidiaries’ businesses;

(b)               the sale of inventory and other assets in the ordinary course of business;

(c)               (i) Dispositions to a Loan Party (other than the Parent), (ii) Dispositions by an Excluded Subsidiary to any other Excluded Subsidiary, and (iii) Dispositions by a Loan Party to an Excluded Subsidiary that are otherwise permitted under Section 6.04;

(d)               (i) Dispositions that constitute Investments that are permitted under Section 6.04 and (ii) Dispositions that constitute Restricted Payments that are permitted under Section 6.05;

(e)               [reserved];

(f)                Dispositions permitted by clause (iii), (iv) or (vi) of Section 6.03(a);

(g)               the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

(h)               the lapse, abandonment, or other Dispositions of Intellectual Property of the Parent or any of its Subsidiaries that, in the good faith determination of the Parent or such Subsidiary, is no longer economically desirable to maintain or useful in the conduct of the business of the such Person;

(i)                 the sale or issuance of any Subsidiary’s Equity Interests to the Borrower or any Guarantor that is a wholly owned Subsidiary;

(j)                 the Disposition of other property having a fair market value not to exceed $5,000,000 in the aggregate for each fiscal year of the Parent;

(k)               Dispositions of other property having a fair market value not to exceed $10,000,000 in the aggregate; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists or would result therefrom), no Event of Default then exists or would result from such Disposition, (ii) such Disposition is for fair market value as reasonably determined by the Borrower, and (iii) not less than 75% of the purchase price for the asset or property sold in such Disposition shall be in the form of cash or Cash Equivalents (with (A) any debt secured by such property assumed by the purchaser of such property, (B) any consideration received in the form of Indebtedness that is converted into cash within 90 days after the Disposition of such property, and (C) aggregate non-cash consideration received by the Borrower or applicable Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed in the aggregate the greater of (i) $17,500,000 and (ii) 2.50% of the Total Assets at any time outstanding, in each case deemed to be cash for purposes of this provision);

(l)                 Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements, drag-along rights, put rights, call rights or similar arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m)             Dispositions, terminations or non-renewals of leases or subleases or licensing or sublicensing agreements (i) the Disposition, termination or non-renewal of which will not materially interfere with the business of the Borrower and their Subsidiaries or (ii) which relate to closed facilities or the discontinuation of any product line to the extent such closing or discontinuation is permitted pursuant to the terms herein, or (iii) is made in the ordinary course of business;

(n)               Dispositions of cash, Cash Equivalents and short-term marketable securities;

(o)               Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(p)               Disposition of receivables in connection with the compromise, settlement or collection thereof; and

(q)               any surrender or waiver of contractual rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind that occur in the ordinary course of the Borrower’s or any Subsidiary’s business.

Section 6.10        Financial Covenants. The Parent and the Borrower will not, and will not permit any of its respective Subsidiaries to, (i) from the Effective Date until the Trigger Date, (x) permit Total Liquidity to be less than $350,000,000 as of the last day of any fiscal quarter of the Parent or on any date on which any Borrowing of a Loan or issuance of any Letter of Credit is made pursuant to Section 4.02 and (y) permit Total Revenues for any Measurement Period ending on any date set forth below to be less than the amount set forth below opposite such date:

Date of Determination	Minimum Revenue
December 31, 2021	$570,000,000
March 31, 2022	$635,000,000
June 30, 2022	$690,000,000
September 30, 2022	$880,000,000
December 31, 2022	$950,000,000
March 31, 2023	$985,000,000
June 30, 2023	$1,140,000,000
September 30, 2023	$1,185,000,000
December 31, 2023	$1,345,000,000
March 31, 2024	$1,445,000,000
June 30, 2024	$1,675,000,000
September 30, 2024	$1,890,000,000
December 31, 2024	$2,020,000,000
March 31, 2025	$2,100,000,000
June 30, 2025	$2,285,000,000

; and

(ii) from and after the Trigger Date, (x) permit the Consolidated Leverage Ratio to exceed 3.50:1.00 and (y) permit the Interest Coverage Ratio to be less than 3.00:1.00, in each case, as of the last day of each Measurement Period.

Section 6.11        Swap Agreements. Neither the Borrower nor any other Guarantor will enter into any Swap Agreement for purely speculative purposes.

Section 6.12        Permitted Activities of Parent. Parent shall not:

(a)               incur any Indebtedness for borrowed money other than (i) Guarantees of Indebtedness or other obligations of the Borrower and/or any Subsidiary, which Indebtedness or other obligations are otherwise permitted hereunder, (ii) Indebtedness owed to the Borrower or any Subsidiary otherwise permitted hereunder and (iii) Parent Convertible Notes, subject to the Parent being in compliance with Section 6.10 immediately after giving Pro Forma Effect to the issuance of any such Parent Convertible Notes;

(b)               create or suffer to exist any Lien on any property or asset now owned or hereafter acquired by it other than (i) the Liens created under the Security Documents and (ii) Liens of the type permitted under Section 6.02 (other than in respect of Indebtedness for borrowed money not referred to in clause (a) of this Section 6.12); or

(c)               engage in any material business activity or own any material assets other than (i) holding the Equity Interest of the Borrower, and, indirectly, any other subsidiary of the Borrower (and/or any joint venture of any thereof) or Indebtedness owing by, the Borrower, (ii) performing its obligations under the Loan Documents and other Indebtedness, Liens (including the granting of Liens) and Guarantees permitted hereunder; (iii) issuing its own Equity Interests (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Equity Interest permitted hereunder) and the maintenance and administration of equity subscriptions, stock option and stock ownership plans and activities incidental thereto; (iv) filing tax reports and paying Taxes, including tax distributions made pursuant to Section 6.05(x) and other customary obligations in the ordinary course (and contesting any Taxes); (v) preparing reports to Governmental Authorities and to its shareholders; (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable laws; (vii) effecting any public offering of its Equity Interests; (viii) holding (A) cash, Cash Equivalents and other assets received in connection with permitted distributions or dividends received from, or permitted Investments or permitted Dispositions made by, any of its subsidiaries or permitted contributions to the capital of, or proceeds from the issuance of Equity Interest of, Parent pending the application thereof, or otherwise received and held so long as such other assets are not “operated” and (B) the proceeds of Indebtedness permitted by Section 6.01; (ix) providing indemnification for its officers, directors, members of management, employees and advisors or consultants and other ordinary course obligations; (x) participating in tax, accounting and other administrative matters; (xi) the performance of its obligations under any document, agreement and/or investment contemplated by the Transactions or otherwise not prohibited under this Agreement, including the preparation of financial statements and other reporting obligations required under this Agreement; (xii) complying with applicable laws (including with respect to the maintenance of its corporate existence and activities incidental thereto); (xiii) financing activities, including the receipt and payment of dividends and distributions and the making of certain other Restricted Payments, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of the Borrower and the Borrower’s Subsidiaries to the extent permitted hereunder; (xiv) activities incidental to acquisitions permitted hereunder or similar investments consummated by the Borrower and/or any Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or investments incidental to such acquisitions permitted hereunder or similar investments; (xv) the maintenance of its legal existence (including the ability to incur and pay, as applicable, fees, costs and expenses and taxes related to such maintenance); (xvi) any transaction expressly permitted pursuant to clauses (a), (b) and/or (d) of this Section 6.12, (xvii) the obtainment of, and the payment of any fees and expenses for, management, consulting, investment banking and advisory services to the extent otherwise permitted under this Agreement, (xviii) entry into Permitted Bond Hedge Transactions and Permitted Warrant Transactions, (xix) participation and the making of payments under the Tax Receivable Agreement, and (xx) activities incidental or reasonably related to any of the foregoing; or

(d)               consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise transfer all or substantially all of its assets to, any Person; provided that, so long as no Default or Event of Default exists or would result therefrom, Parent may consolidate or amalgamate with, or merge with or into, any other Person (other than the Borrower and any of its Subsidiaries) so long as (i) Parent is the continuing or surviving Person or (ii) if the Person formed by or surviving any such consolidation, amalgamation or merger is not Parent, (x) (A) the successor Person expressly assumes all obligations of Parent under this Agreement and the other Loan Documents to which Parent is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent and (B) the successor Person will be a Person organized or existing under the laws of the United States of America, any State of the United States or the District of Columbia or any territory thereto, and (y) the Administrative Agent shall have received all documentation and other information required by regulatory authorities with respect to the successor Person under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act reasonably requested by the Lenders.

Article 7
EVENTS OF DEFAULT

Section 7.01        Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)               the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable and in the Agreed Currency required hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)               the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any of the Loan Documents, when and as the same shall become due and payable and in the Agreed Currency required hereunder, and such failure shall continue unremedied for a period of five Business Days;

(c)               any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any Loan Party in this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)               the Parent or the Borrower, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (solely with respect to the Parent’s or the Borrower’s existence), Section 5.10 or in Article 6;

(e)               the Parent or the Borrower, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in any of the Loan Documents (other than those specified in clause (a), (b) or (d) of this Article of this Agreement), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f)                the Parent, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall have continued after the applicable notice or cure period, if any;

(g)               any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but with all applicable grace periods in respect of such event or condition under the documentation representing such Material Indebtedness having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (w) any requirement to, or any offer, to repurchase, prepay or redeem Indebtedness of a Person acquired in an acquisition permitted hereunder, to the extent such offer is required as a result of, or in connection with, such acquisition, so long as such requirement is satisfied at the time of such acquisition, (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (y) any redemption, repurchase, conversion or settlement with respect to any convertible debt instrument including the Parent Convertible Notes (including any termination of any related Swap Agreement) pursuant to its terms unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default or (z) an early payment requirement, unwinding or termination with respect to any Swap Agreement except (i) an early payment, unwinding or termination that results from a default or non-compliance thereunder by the Parent, the Borrower or any Subsidiary, or another event of the type that would constitute an Event of Default or (ii) an early termination of such Swap Agreement by the counterparty thereto;

(h)               an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, the Borrower or any Subsidiary or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                 except as may otherwise be permitted under Section 6.03, the Parent, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                 the Parent, the Borrower or any Subsidiary shall become unable and admit in writing its inability or fail generally to pay its debts as they become due;

(k)               one or more judgments for the payment of money in excess of $15,000,000 in the aggregate shall be rendered against the Parent, the Borrower, any Subsidiary or any combination thereof (to the extent not paid or covered by a reputable and solvent independent third-party insurance company which has not disputed coverage) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent, the Borrower or any Subsidiary to enforce any such judgment and such action shall not be stayed;

(l)                 one or more ERISA Events shall have occurred that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(m)             a Change in Control shall occur; or

(n)               any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations hereunder or thereunder, ceases to be in full force and effect thereto; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Lien created by any of the Security Documents shall cease to be enforceable on a material portion of the Collateral and of the same effect and priority (subject to Liens permitted by Section 6.02) to be created thereby for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations; then, and in every such event (other than an event with respect to the Parent or the Borrower described in clause (h) or (i) of this Article and subject to Section 7.02), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) Cash Collateralize any outstanding Letters of Credit and (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Parent or the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 7.02        Right to Cure.

(a)               Notwithstanding anything to the contrary contained in Section 7.01, but subject to Sections 7.02(b), 7.02(c) and 7.02(d), for the purpose of determining whether an Event of Default resulting from a failure to comply with Section 6.10 as of the last day of any fiscal quarter has occurred, the Borrower may on one or more occasions, during the period from the commencement of the relevant fiscal quarter through the Cure Expiration Date (as defined below), designate any portion of the net cash proceeds from a sale or issuance of Equity Interests of Parent or the Borrower or of any cash contribution to the equity capital of Parent (which, in turn, will be contributed in cash to the common equity capital of the Borrower) or the Borrower (the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”), pursuant to the exercise by the Borrower of such Cure Right, as an increase to Consolidated EBITDA or Total Revenue, as applicable, for the applicable fiscal quarter; provided that (i) such amounts to be designated are actually received by the Borrower on or prior to the fifteenth Business Day after the date on which a certificate is or is required to be delivered pursuant to Section 5.01(c) with respect to such applicable fiscal quarter (the “Cure Expiration Date”), (ii) such amounts to be designated do not exceed the minimum aggregate amount necessary to cure any Event of Default resulting from a failure to comply with Section 6.10 as of such date and (iii) the Borrower shall have provided written notice to the Administrative Agent on the date such amounts are designated as a “Cure Amount” (it being understood that to the extent such notice is provided in advance of delivery of a certificate pursuant to Section 5.01(c) for the applicable period, the amount of such net cash proceeds that is designated as the Cure Amount may be lower than the amount specified in such notice to the extent that the amount actually necessary to cure any Event of Default resulting from a failure to comply with Section 6.10 is less than the full amount of such originally designated amount). The Cure Amount used to increase Consolidated EBITDA or Total Revenue, as applicable, for the applicable fiscal quarter shall be used and included when calculating Consolidated EBITDA or Total Revenue, as applicable, for each period that includes such fiscal quarter. The parties hereby acknowledge that the Cure Amount (1) may not be relied on for purposes of calculating Consolidated EBITDA or Total Revenue, as applicable, other than as applicable to Section 6.10 (and shall not be included in Consolidated EBITDA or Total Revenue, as applicable, for any other purposes) and (2) shall not result in any adjustment to any amounts (including the amount of Indebtedness) or increase in cash with respect to the fiscal quarter with respect to which such Cure Amount was made. Notwithstanding anything to the contrary contained in Section 7.01, (A) upon designation of the Cure Amount by the Borrower, to the extent applicable, Section 6.10 shall be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with Section 6.10 and any Event of Default resulting from a failure to comply with Section 6.10 (and any other Default as a result thereof) shall be deemed not to have occurred for purposes of the Loan Documents, and (B) neither the Administrative Agent nor any Lender may exercise any rights or remedies under this Agreement or any other Loan Document on the basis of any actual or purported Event of Default resulting from a failure to comply with Section 6.10 (and any other Default as a result thereof) with respect to the applicable period until and unless the Cure Expiration Date has occurred without the Cure Amount having been received by the Borrower in at least the amount required to cure the applicable Event of Default, in which case such Event of Default shall be reinstated as though the Borrower had not designated such Cure Amount. For the avoidance of doubt, no portion of any Cure Amount may be used to make a Restricted Payment.

(b)               In each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which no cure set forth in Section 7.02(a) is made.

(c)               The cure rights set forth in Section 7.02(a) may not be exercised with respect to more than four fiscal quarters during the term of this Agreement.

(d)               Notwithstanding anything herein to the contrary, upon the designation of any Cure Amount until the receipt by the Borrower thereof in an amount sufficient to cure the relevant Event of Default, Borrower shall not be permitted to request (and none of the Administrative Agent, the Lenders or the Issuing Banks shall be obligated to extend any Commitments or issue any Letters of Credit, as applicable) any Commitments (including any issuance or extension (including automatic renewals) of any Letter of Credit).

(e)               To the extent a fiscal quarter in respect of which a Cure Amount for an Event of Default resulting from a failure to comply with Section 6.10 is received (such fiscal quarter a “Cure Quarter”) is included in the calculation of Consolidated EBITDA or Total Revenue for a subsequent fiscal period, the Consolidated EBITDA or Total Revenue attributable solely to such Cure Quarter shall be deemed permanently increased by such amount for purposes of calculating Consolidated EBITDA or Total Revenue for a subsequent fiscal period including such Cure Quarter; provided, that the Cure Amount shall be included in the calculation of Consolidated EBITDA or Total Revenue solely for the purpose of determining compliance with the financial covenant contained in Section 6.10 and not for any other purposes.

Section 7.03        Application of Proceeds. If an Event of Default shall have occurred and be continuing, after the acceleration of the Obligations pursuant to Section 7.01 or the exercise of other remedies provided for in Section 7.01, the Administrative Agent shall apply all or any part of any proceeds of the Collateral (including all Proceeds) and all payments received by it in respect of any of the Obligations in the following order:

First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents in its capacity as such;

Second, to the Administrative Agent, for application by it towards payment of amounts remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of such Obligations then due and owing and remaining unpaid to the Secured Parties;

Third, to the Administrative Agent, for application by it towards payment of all other Obligations, pro rata among the Secured Parties according to the amounts of such Obligations then held by the Secured Parties; and

Fourth, any balance remaining after the Obligations shall have been paid in fullshall be paid over to the Borrower, the Loan Parties or to whomsoever may be lawfully entitled to receive the same.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

Article 8
THE AGENTS

Section 8.01        Appointment of Administrative Agent. JPMorgan Chase Bank, N.A. is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes JPMorgan Chase Bank, N.A. to act as Administrative Agent in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article 8 are solely for the benefit of the Agents and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower, the Parent or any of its Subsidiaries. As of the Effective Date, none of the Arrangers, Syndication Agent or the Documentation Agents in such capacity shall have any obligations but shall be entitled to all benefits of this Article 8. The Arrangers, the Syndication Agent and the Documentation Agents may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Borrower.

Section 8.02        Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

Section 8.03        General Immunity.

(a)               No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Loan Party to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans, the Revolving Credit Exposures or the component amounts thereof or any Dollar Equivalent.

(b)               No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.02) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Parent and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.02).

(c)               The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 8.03 and of Section 8.06 shall apply to any the Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 8.03 and of Section 8.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 8.04        Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Parent, the Borrower or any of their respective Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Parent or the Borrower, as applicable, for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 8.05        Lenders’ Representations, Warranties and Acknowledgment.

(a)               Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Parent and its Subsidiaries in connection with Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Parent and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)               Each Lender, by delivering its signature page to this Agreement, an Assignment and Assumption or a Joinder Agreement and funding its Loans on or after the Effective Date or by the funding of any New Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Issuing Bank or Lender, as applicable on the Effective Date or as of the date of funding of such New Loans.

Section 8.06        Right to Indemnity. Each Lender, in proportion to its Applicable Percentage, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Applicable Percentage thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 8.07        Successor Administrative Agent. The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and the Borrower. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent hereunder, subject to the reasonable satisfaction of (i) except if an Event of Default has occurred and is continuing, the Borrower and (ii) the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by the Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Required Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums held under the Loan Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the Loan Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Article). After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 8 and Section 10.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

Section 8.08        Guaranty and Security Documents.

(a)               Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to the Guaranty and the Loan Documents. Subject to Section 10.02, without further written consent or authorization from any Lender, the Administrative Agent may execute any documents or instruments necessary to release any Guarantor from the Guaranty pursuant to Section 10.17 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.02) have otherwise consented.

(b)               Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to enforce the Guaranty or the Security Documents, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent, for the benefit of the Lenders in accordance with the terms hereof and thereof.

(c)               Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (including unreimbursed LC Disbursements, but excluding contingent obligations as to which no claim has been asserted) have been paid in full and all Commitments have terminated or expired and no Letter of Credit shall be outstanding or subject to any pending draw (or otherwise Cash Collateralized or backstopped or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank), upon request of the Borrower, the Administrative Agent shall take such actions as shall be required to release all guarantee obligations provided for in and Liens created by any Loan Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

Section 8.09        Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 8.10        Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation under a Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)               to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)               to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 2.09 and 9.03 allowed in such judicial proceeding); and

(c)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09 and 9.03. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09 and 9.03 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders or the Issuing Banks may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.11        Acknowledgment of Lenders and Issuing Banks.

(a)               Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.11(a) shall be conclusive, absent manifest error.

(b)               Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)               The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 8.11(c) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

Each party’s obligations under this Section 8.11(a) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 8.12        Authorization of the Administrative Agent under German Law.

For the purposes of any German Security, in addition to the provisions set out in this Article 8, the specific provisions set out in paragraph (a) through (h) below of this Section 8.12 shall be applicable. With respect to German Security, in the case of any inconsistency, the provisions set forth in this Section 8.12 shall prevail.

(a)               Subject to German law, with respect to any German Security constituted by non– accessory (nicht akzessorische) security interests, the Administrative Agent shall hold, administer and, as the case may be, enforce or release such German Security in its own name, but for the benefit of the Secured Parties.

(b)               Subject to German law, the Administrative Agent shall administer and (subject to the same having become enforceable and to the terms of this Agreement) realise any German Security which is pledged (Verpfändung) to it and/or the Secured Parties (or any of them) under an accessory security right (akzessorische Sicherheit) for the benefit of the Secured Parties.

(c)               If and when acting in its capacity as creditor of the Parallel Debt, the Administative Agent shall hold:

(i)	any German Security which is created in favour of the Administrative Agent as creditor of the Parallel Debt by way of a pledge (Verpfändung) or any other German law accessory security right (akzessorische Sicherheit);

(ii)           any proceeds of such German Security; and

(iii)          the benefit of this paragraph (c) and of the Parallel Debt,

as creditor in its own right but (also) for the benefit of the (other) Secured Parties in accordance with this Agreement.

(d)               With regard to any Security Document creating any accessory (akzessorische) German Security and for the purposes of entering into any such Security Document, performing the rights and obligations thereunder, amending, enforcing and/or releasing such Security Document, each Secured Party hereby instructs and authorizes the Administrative Agent to act as its agent (Stellvertreter), and releases the Administrative Agent from the restrictions imposed by Section 181 German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case (i) with the right of sub-delegation and the right to release the sub-delegates from the restrictions of such Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law and (ii) limited to the extent legally possible to such Secured Party. A Secured Party which is barred by its constitutional documents or bylaws from granting such exemption shall notify the Administrative Agent accordingly.

(e)               At the request of the Administrative Agent, each Secured Party shall provide the Administrative Agent with a separate written power of attorney (Spezialvollmacht) for the purposes of executing any relevant agreements and documents on their behalf. Each Secured Party hereby ratifies and approves all acts previously done by the Administrative Agent on such Secured Party’s behalf.

(f)                The Administrative Agent accepts its appointment as agent and administrator of the German Security on the terms and subject to the conditions set out in this Agreement and the Secured Parties (other than the Administrative Agent), the Administrative Agent and all other parties to this Agreement agree that, in relation to the German Security, no Secured Party (other than the Administrative Agent) shall exercise any independent power to enforce any German Security or take any other action in relation to the enforcement of the German Security, or make or receive any declarations in relation thereto.

(g)               Each Secured Party (other than the Administrative Agent) hereby instructs the Administrative Agent (with the right of sub-delegation and the right to release the sub-delegates from the restrictions of such Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law) to enter into any documents evidencing German Security and to make and accept all declarations and take all actions it considers necessary or useful in connection with any German Security on behalf of such Secured Party (other than the Administrative Agent). The Administrative Agent shall further be entitled to rescind, release, amend and/or execute new and different documents representing/relating to the German Security.

(h)               If and to the extent that the Administrative Agent has already made any statements or declarations or taken any other actions (including, but not limited to, the granting of sub-powers of attorney (including any indemnifications, waivers and consents on behalf of each Secured Party as reasonably agreed upon by the Administrative Agent) and the release of any sub-representatives from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law) which fall within the scope of this Section 8.12, such statements, declarations and actions are hereby ratified and approved (genehmigt).

Article 9
GUARANTY

Section 9.01        Guaranty.

(a)               Each Guarantor hereby irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the Obligations of the Borrower. Each Guarantor further agrees that the due and punctual payment of the Obligations of the Borrower may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

(b)               To the maximum extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Lender to assert any claim or demand or to enforce any right or remedy against the Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (ii) any extension or renewal of any of the Obligations; (iii) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any other Loan Document or other agreement; (iv) the failure or delay of any Lender to exercise any right or remedy against any other guarantor of the Obligations; (v) the failure of any Lender to assert any claim or demand or to enforce any remedy under any Loan Document or any other agreement or instrument; (vi) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (vii) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity or which would impair or eliminate any right of any Guarantor to subrogation (other than payment in full of the Obligations (excluding contingent obligations as to which no claim has been made) or release pursuant to Section 10.17).

(c)               Each Guarantor further agrees that its guarantee hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Lender or any Issuing Bank to any balance of any deposit account or credit on the books of any Lender or any Issuing Bank in favor of the Borrower or any Subsidiary or any other Person.

(d)               Except for the release or termination of a Guarantor’s obligations hereunder as provided in Section 10.17, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason other than the payment in full in cash of the Obligations (excluding contingent obligations as to which no claim has been made), and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise.

(e)               Each Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Lender upon the bankruptcy or reorganization of the Borrower or otherwise.

(f)                In furtherance of the foregoing and not in limitation of any other right which any Lender may have at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Lenders in cash an amount equal to the unpaid principal amount of such Obligation.

(g)               Notwithstanding anything to the contrary in this Agreement, each Guarantor shall be liable under this Agreement only for amounts aggregating up to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

(h)               Upon payment in full by any Guarantor of any Obligation of the Borrower, each Lender and Issuing Bank shall, in a reasonable manner, assign to such Guarantor the amount of such Obligation owed to such Lender or Issuing Bank and so paid, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by such Guarantor, or make such disposition thereof as such Guarantor shall direct (all without recourse to any Lender or Issuing Bank and without any representation or warranty by any Lender or Issuing Bank). Upon payment by any Guarantor of any sums as provided above, all rights of such Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior payment in full of all the Obligations owed by the Borrower to the Lenders and Issuing Banks (it being understood that, after the discharge of all the Obligations due and payable from the Borrower, such rights may be exercised by such Guarantor notwithstanding that the Borrower may remain contingently liable for indemnity or other Obligations).

(i)                 Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of such Loan Party’s obligations under this guarantee in respect of any obligation to pay or perform under any Swap Agreement (a “Swap Obligation”) (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 9.01(i) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.01(i), or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 9.01(i) shall remain in full force and effect until termination of this Agreement. A “Qualified Keepwell Provider” shall mean, in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell or guarantee pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. Each Qualified Keepwell Provider intends that this Section 9.01(i) constitute, and this Section 9.01(i) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 9.02        Additional Agreements.

(a)               Until the Commitments have expired or terminated and all Obligations (excluding contingent obligations as to which no claim has been made) have been paid in full and no Letter of Credit shall be outstanding or subject to any pending draw (or otherwise Cash Collateralized or backstopped or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank), each Guarantor covenants and agrees with the Administrative Agent for the benefit of the Lenders and Issuing Banks that it will be bound by each of the covenants contained herein to the extent applicable to such Guarantor.

(b)               Each Guarantor hereby agrees that upon the occurrence of any Event of Default, any Indebtedness of the Parent, Borrower or any other Guarantor now or hereafter owing to it, whether heretofore, now or hereafter created (the “Guaranty Subordinated Debt”), is hereby subordinated to all of the Obligations under this Agreement and the Notes, and that, except as expressly permitted by this Agreement, the Guaranty Subordinated Debt shall not be paid in whole or in part until such Obligations (excluding contingent obligations as to which no claim has been made) have been paid in full and this Agreement is terminated and of no further force or effect. No Guarantor shall accept any payment of or on account of any Guaranty Subordinated Debt at any time in contravention of the foregoing. Upon the occurrence and during the continuance of an Event of Default, the Parent, the Borrower and any other applicable Guarantor shall pay to the Administrative Agent any payment of all or any part of the Guaranty Subordinated Debt and any amount so paid to the Administrative Agent shall be applied to payment of the Obligations under this Agreement and the Notes as provided herein. Each payment on the Guaranty Subordinated Debt received in violation of any of the provisions hereof shall be deemed to have been received by the Guarantors as trustee for the Administrative Agent and the Lenders and shall be paid over to the Administrative Agent immediately on account of the Obligations, but without otherwise affecting in any manner the Guarantors’ liability under this Agreement. Each Guarantor agrees to file all claims against the Parent, the Borrower or any other applicable Guarantor in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Guaranty Subordinated Debt, and the Administrative Agent shall be entitled to all of such Guarantor’s rights thereunder. If for any reason any Guarantor fails to file such claim at least ten (10) Business Days prior to the last date on which such claim should be filed, such Guarantor hereby irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact and is hereby authorized to act as attorney-in-fact in such Guarantor’s name to file such claim or, in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Guarantor hereby assigns to the Administrative Agent all of such Guarantor’s rights to any payments or distributions to which such Guarantor otherwise would be entitled. If the amount so paid is greater than such Guarantor’s liability hereunder, the Administrative Agent shall pay the excess amount to the party entitled thereto.

Section 9.03        Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 9.04        Guarantor Notices. All communications and notices to any Guarantor shall be given to it in care of the Borrower as provided in Section 10.01.

Section 9.05        Termination. The Guarantees set forth in this Article IX shall terminate when all the Obligations (excluding contingent obligations as to which no claim has been made) have been paid in full and no Letter of Credit shall be outstanding or subject to any pending draw (or otherwise Cash Collateralized or backstopped or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank), and the Lenders have no further commitment to lend and the Issuing Banks has no further obligation to issue Letters of Credit.

Section 9.06        Right of Set Off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify such Guarantor and the Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.07        Additional Guarantors. It is understood and agreed that any Subsidiary of the Parent that is required to execute a counterpart of, or joinder to, this Agreement after the date hereof pursuant to Section 5.11 shall become a Guarantor hereunder by (x) executing and delivering a guaranty supplement in the form of Exhibit E hereto and delivering the same to the Administrative Agent and (y) taking all actions as specified in this Agreement as would have been taken by such Guarantor had it been an original party to this Agreement, in each case with all documents and actions required to be taken above to be taken to the reasonable satisfaction of the Administrative Agent.

Section 9.08        Article IX Severability. In the event any one or more of the provisions contained in this Article IX should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Article IX shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Article 10
MISCELLANEOUS

Section 10.01      Notices.

(a)               Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)           if to the Borrower, to it at:

Fluence Energy, LLC

4601 Fairfax Drive, Suite 600

Arlington, VA 22203

United States
Attention: Samuel Chong and Jie Yuan
Email: samuel.chong@fluenceenergy.com; jie.yuan@fluenceenergy.com

(ii)          if to the Administrative Agent, to it at:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
NCC 5, 1st Floor

Newark, DE 19713
Attention: Bryan Cook

Telephone: (302) 455-3768

Email: bryan.a.cook@jpmchase.com

(iii)         if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(iv)         if to JPMorgan Chase Bank, N.A., as an Issuing Bank, to it at:

JPMorgan Chase Bank, N.A.
10420 Highland Manor Dr. 4th Floor
Tampa, FL 33610
Attention: Standby LC Unit

Tel: 800-364-1969

Fax: 856-294-5267

Email: GTS.Client.Services@jpmchase.com

With a copy to:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd.
NCC5 / 1st Floor
Newark, DE 19713
Attention: Loan & Agency Services Group
Tel: 1 302 455 3768
Fax: 12012443629@tls.ldsprod.com
Email: bryan.a.cook@jpmchase.com

(v)               With respect to any other Issuing Bank, at its address provided by notice to the other parties hereto.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)               Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)               Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d)               The Borrower agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders and the Issuing Banks by posting the Communications on Debt Domain, IntraLinks, Syndtrak, or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”). No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Agent Party (as determined in a final, non-appealable judgment by a court of competent jurisdiction).

Section 10.02      Waivers; Amendments.

(a)               No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b)               Subject to Section 2.11(b) and (d), Section 10.02(c) and Section 10.02(d) below, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, however, that no such amendment, waiver or consent shall: (i) amend the definition of “Applicable Percentage” without the consent of each Lender, or extend or increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided, however, that notwithstanding clause (ii) or (iii) of this Section 10.02(b), only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the default rate set forth in Section 2.10(d), (iv) change Section 2.15(b), Section 2.15(c) or any other Section hereof providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or substantially all of the value of the Guaranty or release all or substantially all of the Collateral, without the written consent of each Lender, except to the extent the release of any Guarantor or the Collateral is permitted pursuant to Article 8 or Section 10.17 (in which case such release may be made by the Administrative Agent acting alone), (vi) change any of the provisions of this Section or the percentage referred to in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) subordinate the Liens on all or substantially all the value of the Collateral to the Liens securing any other Indebtedness, or contractually subordinate with respect to payment any Obligations, without the written consent of each Lender adversely affected thereby, provided that any Lender that is provided a bona fide offer to participate on a ratable basis and on substantially the same terms offered to each other Lender in the issuance of such Indebtedness shall be deemed not to be adversely affected, (viii) amend Section 7.03 without the written consent of the Administrative Agent and each Lender adversely affected thereby or (ix) amend the definition of “Alternative Currency” without the written consent of the Administrative Agent and each Lender adversely affected thereby. Notwithstanding anything to the contrary herein, no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be.

(c)               This Agreement may be amended as contemplated by Section 2.18 to effect New Commitments pursuant to a Joinder Agreement with the consent only of the Administrative Agent, the Borrower and the New Lenders providing New Commitments. If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

(d)               Except as provided in Section 9.07, no provision of Article IX may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into between the Administrative Agent and each Guarantor with respect to which such waiver, amendment or modification is to apply, in accordance with this Section 10.02.

Section 10.03    Expenses; Indemnity; Damage Waiver.

(a)               The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, disbursements and other charges of one firm of counsel for all such Persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction to all such persons, taken as a whole and, solely in the case of a conflict of interest, one additional local counsel to all affected indemnified persons, taken as a whole, in each such relevant material jurisdiction) in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) costs, expenses, Taxes, assessments and other charges incurred by any Lender in connection with any filing, registration, recording, or perfection of any security interest contemplated by this Agreement, (iii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, disbursements and other charges of one firm of counsel for all such Persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction to all such persons, taken as a whole and, solely in the case of a conflict of interest, one additional local counsel to all affected indemnified persons, taken as a whole, in each such relevant material jurisdiction), in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)               Each Loan Party, jointly and severally, shall indemnify the Administrative Agent, the Arrangers, any Issuing Bank and each Lender, and each Related Party, successor, partner, representative or assign of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of one firm of counsel for all such Persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction to all such persons, taken as a whole and, solely in the case of a conflict of interest, one additional local counsel to all affected indemnified persons, taken as a whole, in each such relevant material jurisdiction) for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Parent, the Borrower or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available, (x) with respect to Taxes and amounts relating thereto (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), the indemnification for which shall be governed solely and exclusively by Section 2.14, (y) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence, willful misconduct or material breach of the Loan Documents by such Indemnitee or (z) to the extent that such losses, claims, damages, liabilities or related expenses arise from any proceeding that does not involve the Parent, the Borrower or any of their respective Affiliates and that is brought by an Indemnitee against any other Indemnitee, other than any proceeding against the Administrative Agent or any Arranger, in each case acting in such capacity.

(c)          To the extent that the Borrower or any other Guarantor, as applicable, fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent and the applicable Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in their capacity as such; provided, further, that, notwithstanding anything to the contrary herein, no Lender shall be liable for any portion of any such unreimbursed expenses or indemnified loss, claim, damage, liability or related expense, as the case may be, of the Administrative Agent and/or the Issuing Banks (or, in each case, any Affiliate thereof) as a result of the bad faith, gross negligence or willful misconduct of the relevant Person or Persons, as determined by a court of competent jurisdiction by a final or non-appealable judgment.

(d)          Without limiting in any way the indemnification obligations of the Guarantors pursuant to Section 10.03(b) or of the Lenders pursuant to Section 8.06, to the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee or the Borrower or any of its Subsidiaries, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this clause (d) shall relieve any Guarantor of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e)          All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.04     Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no Guarantor shall have the right to assign or transfer any of its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          (i)         Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (but not to the Borrower or an Affiliate thereof) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)      the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)       the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment, an Affiliate of a Lender, or an Approved Fund; and

(C)       each Issuing Bank.

(ii)       Assignments shall be subject to the following additional conditions:

(A)      except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or a greater amount that is an integral multiple of $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)       each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)       the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)      the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent, the Borrower and their respective Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E)       no such assignment shall be made to (i) any Loan Party nor any Affiliate of a Loan Party, and (ii) any Defaulting Lender or any of its subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this subsection (E)(ii);

(F)       in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs; and

(G)       no assignment shall be made to any Disqualified Lender; provided that notwithstanding anything in this Agreement or any other Loan Document to the contrary, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or potential Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Lender.

(iii)      Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.12, Section 2.13, Section 2.14 and Section 10.03); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)      The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and amounts (including interest) on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Loans (including principal and interest) are registered obligations and the right, title, and interest of any Lender or its assigns in and to such Loans shall be transferable only upon notation of such transfer in the Register.

(v)       Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), Section 2.15(d) or Section 8.06, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)          (i)          Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (but not to the Borrower, an Affiliate thereof or to a Disqualified Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii)       A Participant shall not be entitled to receive any greater payment under Sections 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to receive a greater payment results from a Change in Law requiring a payment under Section 2.12 that occurs after the Participant acquired the applicable participation. Participants entitled to the benefits of Sections 2.12, 2.13 and 2.14 are entitled to such benefits subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender).

(iii)      Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (and, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05    Survival. All covenants, agreements, representations and warranties made by the Parent, the Borrower, or the Guarantors as applicable, herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement, the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding or subject to any pending draw and so long as the Commitments have not expired or terminated. The provisions of Section 2.12, Section 2.13, Section 2.14 and Section 10.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments, the resignation of the Administrative Agent, the replacement of any Lender, or the termination of this Agreement or any provision hereof.

Section 10.06     Counterparts; Integration; Effectiveness.

(a)          This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

(b)          Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agree that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) agree that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waive any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waive any claim against any Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 10.07    Severability. Subject to Section 9.08, any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held by, and other obligations (in whatever currency) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

Section 10.09     Governing Law; Jurisdiction; Consent to Service of Process.

(a)          This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)          Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Federal court of the United States of America sitting in New York County, Borough of Manhattan (or, in the event such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan) and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Guarantor or its properties in the courts of any jurisdiction.

(c)          Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10    Waiver Of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12     Confidentiality.

(a)          Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and to not use the Information for any purpose except in connection with the Loan Documents, except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, and agents, including accountants, legal counsel and other professionals, experts or advisors, or to any credit insurance provider relating to the Borrower and its obligations, in each case whom it reasonably determines needs to know such information in connection with this Agreement and the transactions contemplated hereby and who are informed of the confidential nature of such Information and instructed to keep such Information confidential, (ii) to the extent requested by any regulatory authority, examiner regulating banks or banking, or other self-regulatory authority having oversight over the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates, (iii) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable laws or regulations or by any subpoena or similar legal process based on the advice of counsel (in which case the Administrative Agent, such Issuing Bank or such Lender, as applicable, agrees, to the extent permitted by applicable law, to inform the Borrower promptly thereof), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or prospective Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower, (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, (B) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or (C) is independently developed by the Administrative Agent, an Issuing Bank or a Lender without use of or reference to any such confidential information and otherwise without violating this Section 10.12, (ix) on a confidential basis to any rating agency in connection with rating the Borrower or any of its Subsidiaries or the Loans hereunder, (x) to the CUSIP bureau, solely to the extent such confidential information is necessary to obtain CUSIP numbers and in consultation with the Borrower or (xi) for purposes of establishing a “due diligence” defense. In addition, the Administrative Agent, the Issuing Banks and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Issuing Banks and the Lenders in connection with the administration of this Agreement, the other Loan Documents, the Letters of Credit and the Loans. For the purposes of this Section, “Information” means all memoranda or other information received from or on behalf of the Parent, the Borrower or any of its Subsidiary relating to the Parent, the Borrower or any Subsidiary or any of their respective business that is identified by the Borrower as confidential, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)          EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12(A) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)          ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.14    No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Parent and the Borrower acknowledge and agree, and acknowledge their respective Subsidiaries’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the Syndication Agent, the Documentation Agents, the Issuing Banks and the Lenders are arm’s-length commercial transactions between the Parent, the Borrower and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Syndication Agent, the Documentation Agents, the Issuing Banks and the Lenders, on the other hand, (ii) each of the Parent and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Parent and the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent, the Arrangers, the Syndication Agent, the Documentation Agents, the Issuing Banks and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Parent, the Borrower or any of their respective Subsidiaries, or any other Person and (ii) neither the Administrative Agent, any Arranger, the Syndication Agent, any Documentation Agent, any Issuing Bank, nor any Lender has any obligation to the Parent, the Borrower or any of their respective Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers, the Syndication Agent, the Documentation Agents, the Issuing Banks and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Parent, the Borrower and their respective Affiliates, and neither the Administrative Agent, any Arranger, the Syndication Agent, any Documentation Agent, any Issuing Bank, nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. Each of the Parent and the Borrower, on behalf of itself and each of its Subsidiaries, agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, any Arranger, the Syndication Agent, any Documentation Agent, any Issuing Bank or any Lender, on the one hand, and the Parent, the Borrower, any of their respective Subsidiaries, or their respective stockholders or affiliates, on the other.

Section 10.15    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include Electronic Signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.16    USA PATRIOT Act. Each Lender and each Issuing Bank that is subject to the requirements of the USA Patriot Act hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender or such Issuing Bank to identify the Borrower and each Guarantor in accordance with the USA Patriot Act. The Borrower and each Guarantor shall, promptly following a request by the Administrative Agent, any Issuing Bank or any Lender, provide all documentation and other information that the Administrative Agent, such Issuing Bank or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Section 10.17     Releases of Guarantors and Liens.

(a)          In the event that (i) all the Equity Interests in any Guarantor are sold, transferred or otherwise disposed of to a Person other than the Borrower or its Subsidiaries in a transaction permitted under this Agreement, or (ii) a Guarantor ceases to be a Subsidiary or becomes an Excluded Subsidiary (including as a result of any Change in Law that could reasonably be expected to result in adverse tax consequences and which the Borrower has determined shall become an Excluded Subsidiary in accordance with the definition thereof and has notified the Administrative Agent), then (x) such Guarantor shall be immediately, automatically and irrevocably released from its guarantee under the Loan Documents without any action of any Person and (y) the Administrative Agent shall, at the Borrower’s expense, promptly take such action and execute such documents as the Borrower may reasonably request to terminate the guarantee of such Guarantor and to release the Collateral owned by such Guarantor from the Liens created by the Security Documents.

(b)          If (i) any of the Collateral shall be sold, transferred or otherwise disposed of by any Loan Party to a Person other than the Borrower or its Subsidiaries in a transaction permitted under Section 6.09 of this Agreement, (ii) any of the Collateral constitutes or becomes Excluded Property, (iii) any of the Collateral is owned by a Guarantor that is released from the Guaranty in accordance with the terms hereof or (iv) otherwise approved, authorized or ratified in writing in accordance with Section 10.02, then (x) the Lien on such Collateral in favor of the Administrative Agent pursuant to the Loan Documents shall be immediately, automatically and irrevocably terminated and released without any action of any Person and (y) the Administrative Agent shall, at the Borrower’s expense, promptly take such action and execute such documents as the Borrower may reasonably request to release the Liens created by the Security Documents on such Collateral.

(c)          At such time as all Obligations (including unreimbursed LC Disbursements, but excluding contingent obligations as to which no claim has been asserted) have been paid in full and all Commitments have terminated or expired and no Letter of Credit shall be outstanding or subject to any pending draw (or otherwise Cash Collateralized or backstopped or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(d)          The Administrative Agent may subordinate or release any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (d) of the “Permitted Encumbrances”, clauses (c), (d) and (r) of Section 6.02 to the extent the documents governing such Indebtedness do not permit any other Lien (or any senior Lien, as applicable) on such property, and consent to and enter into (and execute documents permitting the filing and recording, where appropriate) the grant of easements and covenants and subordination rights with respect to real property, conditions, restrictions and declarations on customary terms, and subordination, non-disturbance and attornment agreements on customary terms reasonably requested by the Borrower with respect to leases entered into by the Parent and its Subsidiaries, to the extent requested by the Borrower and reasonably acceptable to the Administrative Agent.

Section 10.18    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 10.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)        a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.20     [Parallel Debt (Covenant to pay the Administrative Agent).

(a)          Each Loan Party, by way of an independent payment obligation, hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent, as creditor in its own right and not as representative of the other Secured Parties, amounts equal to and in the currency of each amount payable by such Loan Party to each of the Secured Parties under any Loan Document as and when that amount falls due for payment under the relevant Loan Document or would have fallen due but for any discharge from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting that Loan Party, to preserve its entitlement to be paid that amount (the “Parallel Debt”).

(b)          Each Loan Party and the Administrative Agent acknowledge that the obligations of each Loan Party under paragraph (a) above are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Loan Party to any Secured Party under any Loan Document (its “Corresponding Debt”) nor shall the amounts for which each Loan Party is liable under paragraph (a) above (its Parallel Debt) be limited or affected in any way by its Corresponding Debt provided that: (i) the Administrative Agent shall not demand payment with regard to the Parallel Debt of any Loan Party to the extent that such Loan Party’s Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and (ii) neither the Administrative Agent nor any Secured Party shall demand payment with regard to the Corresponding Debt of any Loan Party to the extent that such Loan Party’s Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged.

(c)          For the purpose of this Section 10.20, the Administrative Agent acts in its own name and not as a trustee, and it shall have its own independent right to demand payment of the amounts payable by each Loan Party under this Section 10.20, irrespective of any discharge of such Loan Party’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting that Loan Party, to preserve their entitlement to be paid those amounts.

(d)          The rights of the Secured Parties (other than the Administrative Agent) to receive payment of amounts payable by each Loan Party under the Loan Documents are several and are separate and independent from, and without prejudice to, the rights of the Administrative Agent to receive payment under this Section 10.20.

(e)          Without limiting or affecting the Administrative Agent’s rights against the Loan Parties (whether under this Section 10.20 or under any other provision of the Loan Documents), each Loan Party acknowledges that: (i) nothing in this Section 10.20 shall impose any obligation on the Administrative Agent to advance any sum to any Loan Party or otherwise under any Loan Document, except in its capacity as a Lender (other than as Administrative Agent); and (ii) for the purpose of any vote taken under any Loan Document, the Administrative Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender (other than as Administrative Agent).

Section 10.21     Subordinated Lender.

(a)          If the Distributed Amount is less than the Maximum Amount, then, upon application of the Distributed Amount (or any part thereof) pursuant to Section 2.15(b) towards the discharge of the obligations of a Loan Party under the Loan Documents (including principal, interest, fees and commissions), the amount which would otherwise be required to be applied towards any such obligations under the Loan Documents owed to a Subordinated Lender shall be reduced by the Shortfall Amount attributable to that Subordinated Lender and such amount shall in addition be applied towards the discharge of the obligations (including principal, interest, fees, commission) towards the other Lenders pro rata in accordance with Section 2.15(b).

(b)          Any risk of a shortfall between the Maximum Amount and the Distributed Amount (whether arising from the prohibition and/or reduction of payments to the Subordinated Lender and/or from any contestation (Anfechtung) under applicable law) shall for all purposes of the Loan Documents be borne by the relevant Subordinated Lender.

(c)          A Subordinated Lender shall not have the benefit, but only the obligations, of any sharing provisions under the Loan Documents, including under Section 2.15(c), and shall not be entitled to receive any payment, and the Administrative Agent shall not be required to make any payment to any Subordinated Lender under or in connection with the Loan Documents in respect of the Shortfall Amount.

Section 10.22     Restricted Lender.

(a)          In relation to each Lender resident in Germany (Inländer) within the meaning of section 2 paragraph 15 German Foreign Trade Law (Außenwirtschaftsgesetz) or that otherwise notifies the Administrative Agent that it is a “Restricted Lender” for the purpose of this Section 10.22 (each a “Restricted Lender”), the representations and undertakings under Section 3.15, 3.16 and 5.09 (together, the “Sanctions Provisions”) shall only apply for the benefit of that Restricted Lender to the extent that it would not result in any violation of, conflict with or liability under (i) section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in conjunction with section 4 paragraph 1 a no 3 German Foreign Trade Law (Außenwirtschaftsgesetz), (ii) any provision of the Council Regulation (EC) No 2271/96 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom and/or (iii) any other applicable anti-boycott laws or regulations.

(b)          In connection with any amendment, waiver, determination or direction relating to any part of a Sanctions Provision of which a Restricted Lender does not have the benefit pursuant to paragraph (a) above, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Required Lenders has been obtained or whether the determination or direction by the Required Lenders has been made.]

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FLUENCE ENERGY, LLC, a Delaware limited liability company, as Borrower

By:
Name:
Title:

[Signature Page to Revolving Credit Agreement]

FLUENCE ENERGY, INC., a Delaware corporation, as Parent

By:
Name:
Title:

[Signature Page to Revolving Credit Agreement]

Signed, sealed and delivered by FLUENCE ENERGY PTY LTD in accordance with section 127 of the Corporations Act 2001 (Cth) by:
Signature of director	Signature of director/secretary
Name of director (print)	Name of director/secretary (print)

[Signature Page to Revolving Credit Agreement]

FLUENCE ENERGY GMBH, a German corporation, as a Guarantor

By:
Name:
Title:

[Signature Page to Revolving Credit Agreement]

FLUENCE ENERGY GLOBAL PRODUCTION OPERATION, LLC, a Delaware limited liability company, as a Guarantor

By:
Name:
Title:

[Signature Page to Revolving Credit Agreement]

FLUENCE ENERGY, INC., a Philippine corporation, as a Guarantor

By:
Name:
Title:

[Signature Page to Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, an Issuing Bank and a Lender

By:
Name:
Title: Authorized Officer

[Signature Page to Revolving Credit Agreement]

[_], as a Lender

By:
Name:
Title: Authorized Signatory

[Signature Page to Revolving Credit Agreement]